UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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BEACON ROOFING SUPPLY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 19, 2021

To the shareholders of Beacon Roofing Supply, Inc.:

The 2021 Annual Meeting of Shareholders of Beacon Roofing Supply, Inc. (the “Company”) will be held at Beacon’s corporate headquarters, 505 Huntmar Park Drive, Herndon, VA 20170 on Friday, February 19, 2021, at 8:00 a.m. local time, for the purpose of considering and voting on the following matters:

(1)	Election of eleven members to our Board of Directors to hold office until the 2022 Annual Meeting of Shareholders or until their successors are duly elected and qualified (Proposal No. 1);
(2)	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021 (Proposal No. 2);
(3)

To approve the compensation for our named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying proxy statement on a non-binding, advisory basis (Proposal No. 3); and

(4)	The transaction of such other business as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

Although our Board of Directors intends to carefully consider the shareholder vote resulting from Proposal No. 3, that final vote will not be binding on us and is advisory in nature. All holders of record of shares of Beacon Roofing Supply, Inc. stock (Nasdaq: BECN) at the close of business on December 22, 2020 are entitled to receive notice of the meeting and to vote at the meeting. Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the meeting.

Whether or not you expect to be present, please vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

Given public health concerns related to the coronavirus pandemic, we urge you to consider voting in advance of the meeting via one of the remote methods described above in lieu of attending the meeting in person. Although we intend to hold the Annual Meeting in person, we are monitoring the coronavirus pandemic, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may recommend or impose. Measures that we intend to follow at this year’s Annual Meeting are expected to include conducting health screenings for persons seeking entry to the meeting, enforcing social distancing guidelines for all attendees, and requiring all attendees to wear masks. In the event that it is not possible or advisable to hold the Annual Meeting in person or at the scheduled date, time or location, we will announce alternative arrangements for the Annual Meeting via a press release and a public filing with the Securities and Exchange Commission (“SEC”) as promptly as practicable. Alternative arrangements may include holding the Annual Meeting solely by means of remote communication in a virtual meeting format.

By Order of the Board of Directors

ROSS D. COOPER, Secretary

Herndon, Virginia

January 15, 2021

This is an important meeting and all shareholders are invited to attend the meeting in person. Those shareholders who are unable to attend are respectfully urged to vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on February 19, 2021: This proxy statement and the fiscal year 2020 Annual Report are also available at www.proxydocs.com/BECN.

Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300

Herndon, Virginia 20170

PROXY STATEMENT

DATE, TIME AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Beacon Roofing Supply, Inc. of proxies from the holders of our common stock, par value $.01 per share, for use at our 2021 Annual Meeting of Shareholders to be held at Beacon’s corporate headquarters, 505 Huntmar Park Drive, Herndon, VA 20170 on Friday, February 19, 2021, at 8:00 a.m. local time or at any adjournment(s) or postponement(s) of the annual meeting.

This proxy statement and the enclosed form of proxy are being mailed on or about January 15, 2021 to shareholders of record as of December 22, 2020. Shareholders should review the information provided in this proxy statement in conjunction with our 2020 Annual Report that accompanies this proxy statement. In this proxy statement, we refer to Beacon Roofing Supply, Inc. as “we,” “our” and the “Company.” This proxy statement and the 2020 Annual Report are also available to be viewed and downloaded at www.proxydocs.com/BECN.

Our principal executive offices are located at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

i

ABOUT THE MEETING

What is the date, time and place of the annual meeting?

The Beacon Roofing Supply, Inc. 2021 Annual Meeting of Shareholders will be held on Friday, February 19, 2021, beginning at 8:00 a.m., local time, at Beacon’s corporate headquarters, 505 Huntmar Park Drive, Herndon, VA 20170.

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, consisting of 1) election of directors; 2) ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021; 3) approval of the compensation of our named executive officers on a non-binding, advisory basis; and 4) any other matters that properly come before the meeting.

Who is entitled to vote at the meeting?

Shareholders of record of our common stock and our Series A Cumulative Participating Preferred Stock (the “Preferred Stock”) at the close of business on December 22, 2020, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 69,393,531 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting. In addition, as of the record date, there were 400,000 shares of Preferred Stock outstanding, all of which are entitled to be voted at the annual meeting. The Preferred Stock is entitled to vote together with the common stock as a single class on each matter to come before the annual meeting, with a number of votes based on the number of shares of common stock into which the Preferred Stock is convertible as of the record date. Accordingly, the 400,000 shares of preferred stock are entitled to a total of 9,694,619 votes. As a result, a total of 79,088,150 votes are eligible to be cast at the annual meeting based on the number of outstanding shares of common stock and Preferred Stock as of the record date.

A list of our shareholders will be available at our headquarters at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 for a period of ten days prior to the annual meeting and at the annual meeting itself for examination by any shareholder.

What are the voting rights of the holders of our common stock and Preferred Stock?

Holders of common stock are entitled to one vote per share on each matter that is submitted to shareholders for approval. The holder of the Preferred Stock is entitled to an aggregate of 9,694,619 votes on each matter submitted to the shareholders for approval, based on the aggregate number of shares of common stock into which the Preferred Stock is convertible as of the record date.

Are there any requirements on how the holder of Preferred Stock must vote?

Pursuant to the terms of the investment agreement described under “Certain Relationships and Related Transactions,” the holder of the Preferred Stock has agreed to vote in favor of each director nominated and recommended by the Board of Directors for election at the annual meeting. The holder is entitled to vote in its discretion on the other proposals described in this proxy statement.

Who can attend the meeting?

All of our shareholders as of the record date, or their duly appointed proxies, may attend the meeting. In light of the ongoing COVID-19 pandemic, no additional guests may attend. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

In light of the ongoing COVID-19 pandemic, the meeting will be conducted in compliance with limitations on public gatherings mandated by state and local authorities and other preventive measures recommended by public health experts. These measures are expected to include conducting health screenings for persons seeking entry to the meeting, enforcing optimal social distancing guidelines for all attendees, and requiring all attendees to wear masks. We must reserve the right to deny admission to the meeting for persons exhibiting symptoms or behavior that could place our shareholders, employees or facilities at risk. We strongly urge shareholders to vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum, avoid added solicitation costs, and protect the health and safety of our employees, advisors and other shareholders. Information on how to submit a proxy to vote your shares in advance of the meeting is discussed below.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of common stock and Preferred Stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting the meeting to conduct its business.

What vote is required to approve each item?

The election of the eleven director nominees named in this proxy statement requires the affirmative vote of shares of common stock and Preferred Stock, voting together as a single class, representing a plurality of the votes cast for such election at the annual meeting. This means that the eleven nominees will be elected if they receive more “for” votes than any other person. “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of the nominees.

Ratification of the selection of Ernst & Young LLP and approval of the compensation of our named executive officers each requires the affirmative vote of shares of common stock and Preferred Stock, voting together as a single class, representing a majority of votes cast on such proposal at the annual meeting (meaning that that number of shares voted “for” such proposal exceeds the number of shares voted “against” such proposal.) Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for these proposals.

Although our Board of Directors intends to carefully consider the shareholder vote on the compensation of our named executive officers, that vote will not be binding on us and is advisory in nature.

The inspector of election for the annual meeting shall determine the number of shares of common stock and Preferred Stock represented at the meeting, confirm the existence of a quorum and the validity and effect of proxies, and shall also count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. If less than a majority of the combined voting power of the outstanding shares of common stock and Preferred Stock is represented at the annual meeting, the holders of shares representing a majority of the voting power so represented may adjourn the annual meeting from time to time without further notice.

What are the Board’s recommendations?

As more fully discussed under Summary of Business Matters to be Voted On, our Board of Directors recommends a vote FOR the election of the respective nominees for director named in this proxy statement; FOR the ratification of the selection of Ernst & Young LLP; and FOR approval of the executive compensation.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted (1) FOR the election of the respective nominees for director named in this proxy statement; (2) FOR the ratification of the selection of Ernst & Young LLP; (3) FOR approval of the compensation of our named executive officers; and (4) in accordance with the recommendation of our Board of Directors, FOR or AGAINST all other matters as may properly come before the annual meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

How do I vote?

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card. Voting instructions for each method are provided on the proxy card contained in the proxy materials.

If you are a participant in the Beacon stock fund under the Beacon 401(k) Profit Sharing Plan or a Beacon employee holding shares on the Shareworks platform, you may furnish voting instructions over the Internet, by telephone, or by signing, dating and returning the enclosed proxy card. Voting instructions for each method are provided on the proxy card contained in the proxy materials.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the meeting, you can vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Can I change my vote after I return my proxy card?

Yes. The giving of a proxy does not eliminate the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the annual meeting, by filing a written revocation with our Secretary at our headquarters or by submitting a later dated proxy by telephone, over the Internet, or by mail.

Who pays for costs relating to the proxy materials and annual meeting?

The costs of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, e-mail and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

STOCK OWNERSHIP

Who are the largest owners of our stock? How many shares of stock do our directors and executive officers own?

The following table shows information regarding the beneficial ownership of our common stock and our Preferred Stock for the following:

•	Each shareholder known by us to beneficially own more than 5% of our common stock or our Preferred Stock;
•	Each of our directors;
•	Each executive officer named in the Summary Compensation Table in “Executive Compensation;” and
•	All directors and executive officers as a group.
	Common stock beneficially owned[1]		Preferred stock beneficially owned
Name and address of beneficial owners	Shares	Percent	Shares	Percent
Shareholders owning more than 5% of our common stock:
CD&R Boulder Holdings, L.P.[2]	23,451,980	29.7%	400,000	100.0%
c/o M&C Corporate Services Limited
P.O. Box 309, Ugland House
South Church Street
George Town, Grand Cayman, KY1-1104
Cayman Islands, British West Indies
The Vanguard Group[3]	6,254,474	9.0%
100 Vanguard Boulevard
Malvern, PA 19355
Dimensional Fund Advisors LP4	5,073,605	7.3%
6300 Bee Cave Road
Building One
Austin, TX 78746
BlackRock, Inc.[5]	5,020,046	7.2%
55 East 52nd Street
New York, NY 10055
Adage Capital Partners, L.P.[6]	3,447,163	5.0%
200 Clarendon Street, 52nd Floor
Boston, Massachusetts 02116
Directors and named executive officers:
Julian G. Francis[7]	39,177	*
Frank A. Lonegro[8]	450	*
C. Eric Swank[9]	89,705	*
Christopher A. Harrison[10]	63,151	*
Ross D. Cooper[11]	57,602	*
Joseph M. Nowicki	68,205	*
Carl T. Berquist[12]	23,267	*
Robert R. Buck[13]	111,030	*
Barbara G. Fast[14]	8,432	*
Richard W. Frost[15]	60,281	*
Alan Gershenhorn[16]	16,097	*
Philip W. Knisely[17]	20,873	*
Robert M. McLaughlin[18]	26,267	*
Neil S. Novich[19]	36,602	*
Stuart A. Randle[20]	42,570	*
Nathan K. Sleeper[21]	9,247	*
Douglas L. Young[22]	33,202	*
All directors and executive officers as a group (17 persons):	706,158	1.0%

____________________________

*	Less than 1%.
[1]

Except as noted otherwise, information concerning beneficial ownership of shares is as of December 22, 2020. Amounts include the number of shares beneficially owned as of that date, as well as the number of shares that such person has the right to acquire beneficial ownership of within

60 days thereafter. In addition, except as noted otherwise, all persons named as beneficial owners have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

[2]

Based on share information for CD&R Boulder Holdings, L.P. (“CD&R Stockholder”) as of September 25, 2019, reported on Schedule 13D filed by them on September 25, 2019. CD&R Stockholder is the beneficial owner of 23,451,980 shares of common stock (the “Common Shares”), consisting of 13,757,361 shares of common stock plus 9,694,619 shares of common stock on an as-converted basis (based on the initial conversion price of $41.26, as adjusted), which are issuable upon conversion, at the option of the holder, of the 400,000 shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), that, as of December 22, 2020, were held directly by CD&R Stockholder. CD&R Investment Associates IX, Ltd. (“CD&R Holdings GP”), as the general partner of CD&R Stockholder, may be deemed to beneficially own the Preferred Stock and Common Shares in which CD&R Stockholder has beneficial ownership. CD&R Holdings GP expressly disclaims beneficial ownership of the shares in which CD&R Stockholder has beneficial ownership. Investment and voting decisions with respect to the Preferred Stock and Common Shares held by CD&R Stockholder or CD&R Holdings GP are made by an investment committee composed of more than ten investment professionals of Clayton, Dubilier & Rice, LLC (the “Investment Committee”). All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by CD&R Stockholder. CD&R Holdings GP is managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Holdings GP, may be deemed to share beneficial ownership of the Preferred Stock and Common Shares directly held by CD&R Stockholder. Such persons expressly disclaim such beneficial ownership.

[3]

Based on the share information for The Vanguard Group as of December 31, 2019, reported on Schedule 13G filed by them on February 12, 2020. The Vanguard Group reported sole voting power with respect to 80,574 shares, shared voting power with respect to 12,585 shares, sole dispositive power with respect to 6,170,394 shares and shared dispositive power with respect to 84,080 shares.

[4]

Based on the share information for Dimensional Fund Advisors LP as of December 31, 2019, reported on Schedule 13G filed by them on February 12, 2020. Dimensional Fund Advisors LP reported sole voting power with respect to 4,949,744 shares, sole dispositive power with respect to 5,073,605 shares and shared voting and dispositive power with respect to none of the shares.

[5]

Based on the share information for BlackRock, Inc. as of December 31, 2019, reported on Schedule 13G filed by them on February 5, 2020. BlackRock, Inc. reported sole voting power with respect to 4,851,127 shares, sole dispositive power with respect to 5,020,046 shares and shared voting and dispositive power with respect to none of the shares.

[6]

Based on the share information for Adage Capital Partners, L.P., as of April 2, 2020, reported on Schedule 13G filed by them on April 10, 2020. Adage Capital Partners GP, L.L.C. is the general partner of Adage Capital Partners, L.P., and Adage Capital Advisors, L.L.C. is the managing member of Adage Capital Partners GP, L.L.C. Robert Atchinson and Phillip Gross are managing members of Adage Capital Advisors, L.L.C. All of the foregoing are named as reporting persons in the Schedule 13G. Each reporting person reported sole voting and dispositive power with respect to none of the shares, and shared voting power and dispositive power with respect to 3,447,163 shares.

[7]	Consists of 39,177 shares issuable upon the exercise of stock options.
[8]

Does not include 59,224 stock options, 58,456 restricted stock units with time-based vesting, or 14,114 restricted stock units with performance-based vesting that were unvested and outstanding as of the record date.

[9]	Includes 46,427 shares issuable upon the exercise of stock options.
[10]	Includes 31,576 shares issuable upon the exercise of stock options.
[11]	Includes 35,493 shares issuable upon the exercise of stock options.
[1][2]	Includes 13,267 restricted stock units with time-based vesting.
[1][3]	Includes 53,830 shares issuable upon the exercise of stock options.
[1][4]	Consists of 8,432 restricted stock units with time-based vesting.
[1][5]

Includes 19,702 restricted stock units with time-based vesting. Does not include 4,404 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

[1][6]	Consists of 16,097 restricted stock units with time-based vesting.
[1][7]

Includes 14,873 restricted stock units with time-based vesting. Does not include 23,451,980 shares of common stock deemed beneficially owned by CD&R Boulder Holdings, L.P. as a result of its ownership of the Preferred Stock and Common Shares. By virtue of the relationship described in footnote (2), Mr. Knisely may be deemed to share beneficial ownership of the shares held by CD&R Boulder Holdings, L.P. Mr. Knisely disclaims such beneficial ownership.

[1][8]	Includes 5,768 restricted stock units with time-based vesting.
[19]

Includes 19,702 restricted stock units with time-based vesting. Does not include 4,404 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

[2][0]

Includes 9,546 restricted stock units with time-based vesting. Does not include 10,678 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

[2][1]

Consists of 9,247 restricted stock units with time-based vesting. Does not include 23,451,980 shares of common stock deemed beneficially owned by CD&R Boulder Holdings, L.P. as a result of its ownership of the Preferred Stock and Common Shares. By virtue of the relationship described in footnote (2), Mr. Sleeper may be deemed to share beneficial ownership of the shares held by CD&R Boulder Holdings, L.P. Mr. Sleeper disclaims such beneficial ownership.

[2][2]	Consists of 18,702 restricted stock units with time-based vesting.

Equity Compensation Plan Information1,2

The following table provides information as of September 30, 2020 with respect to each equity plan or arrangement pursuant to which warrants or options to purchase our common shares have been granted.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,658,372	$33.09	5,688,467
Equity compensation plans not approved by security holders	—	—	—

____________________________

[1]	See Notes 2 and 6 to the Consolidated Financial Statements in the Company’s latest Form 10-K for additional information regarding our stock-based compensation plans.
[2]

In addition to options, the amounts shown in column (a) reflect time-based and performance-based restricted stock units. The weighted-average price shown in column (b) does not take restricted stock units into account.

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Proposal 1.

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board of Directors shall consist of not less than three members to serve one-year terms of office. The authorized number of directors for this election is set at eleven members. Upon election at the annual meeting, our directors will serve terms expiring at the 2022 Annual Meeting of Shareholders or until their successors have been duly elected and qualified. The following individuals are our nominees:

Philip W. Knisely

Julian G. Francis

Carl T. Berquist

Barbara G. Fast

Richard W. Frost

Alan Gershenhorn

Robert M. McLaughlin

Neil S. Novich

Stuart A. Randle

Nathan K. Sleeper

Douglas L. Young

Each nominee has consented to serve as a director; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

Our Company has grown rapidly through organic growth and acquisitions to become the largest publicly traded distributor of residential and non-residential roofing materials and complementary building products in the United States and Canada, operating branches in all 50 U.S. states and six Canadian provinces. Accordingly, our nominees have experience in a variety of areas important to our Company, such as managing and overseeing the management of large public and private companies, corporate governance and executive compensation, strategic planning, mergers and acquisitions, financing growing businesses, international operations, cybersecurity, information technology and marketing, and experience in our industry. Our Nominating and Corporate Governance Committee and Board believe that these nominees provide us with the range and depth of experience and capabilities needed to effectively oversee the management of our Company. In addition, we believe our directors complement each other well and together comprise a cohesive unit in terms of Board process and collaboration.

Information about Our Nominees

The following information sets forth, as of December 22, 2020, certain information about our nominees (age is in parentheses after each name). Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. There are no family relationships between any of our directors or executive officers. The Board has determined that each of the following directors is independent under Nasdaq listing standards: Carl T. Berquist, Barbara G. Fast, Richard W. Frost, Alan Gershenhorn, Robert M. McLaughlin, Neil S. Novich, Stuart A. Randle, and Douglas L. Young. Independent members of our Board shall meet in executive session at least two times a year.

Philip W. Knisely (66) — Mr. Knisely has served as a director since October 2015 and was appointed non-executive Chairman of the Board of Directors in February 2020. He became an operating partner at Clayton, Dubilier & Rice, LLC (“CD&R”), a private equity firm, in 2019, and prior to that, had served as an advisor to CD&R since 2011. He currently serves as Chairman of both CD&R Hydra Holdings, Inc. (parent entity of SunSource Holdings, Inc.), a privately held power distribution company, and White Cap, a $4 billion privately owned distributor of concrete accessories and complementary products, and is a former Chairman of Roofing Supply Group, LLC. He also serves on the board of Carestream Dental, a privately held provider of dental imaging equipment and software. He previously served on the board of Atkore International Group Inc. Mr. Knisely spent a decade as Executive Vice President and Corporate Officer of Danaher Corporation, where he was responsible for businesses totaling more than $4 billion in sales. Prior to Danaher, Mr. Knisely co-founded Colfax Corporation, a designer, manufacturer, and distributer of fluid handling products, where he served as President and Chief Executive Officer. Previously, Mr. Knisely was President and Chief Executive Officer of AMF Industries, a privately held diversified manufacturer, and spent ten years at Emerson Electric. He has previously served on the board of trustees of the Darden School Foundation at the University of Virginia, where he received his MBA. Mr. Knisely was also a GM Fellowship Scholar at General Motors Institute, where he earned a BS in industrial engineering.

Mr. Knisely’s tenure as Chairman of RSG gave him in-depth knowledge of the building products industry. Mr. Knisely has extensive experience in business strategy and operations, which is helpful as we look to expand our available products and pursue additional growth opportunities. Mr. Knisely is a director nominee designated by CD&R pursuant to the terms of the investment agreement described under “Certain Relationships and Related Transactions.”

Julian G. Francis (54) — President and Chief Executive Officer. Mr. Francis joined Beacon in August 2019. Prior to Beacon, Mr. Francis was the President of the Insulation Business at Owens Corning, a global leader in insulation, roofing and fiberglass composite materials, since October 2014. Mr. Francis led Owens Corning’s largest business segment, with over $2.7 billion in revenue in 2018, to significant sales and EBIT growth in each of the preceding three years. From 2012-2014, he served as Vice President and General Manager for Owens Corning’s Residential Insulation Business. Mr. Francis also has served as Vice President and Managing Director for Owens Corning’s Glass Reinforcements, Americas, in the Composite Solutions Business. Prior to joining Owens Corning, Mr. Francis was Vice President and Publishing Director at Reed Business Information, a $2.5 billion global leader in publishing, information, and marketing services. Prior to joining Reed, Mr. Francis spent 10 years at USG Corporation rising through the marketing, strategy, and general management ranks. He last served as Vice President, Marketing, where he created the overall strategy for USG’s $3.3 billion manufacturing business. Mr. Francis earned his bachelor’s degree in mathematics and his doctorate in materials engineering at Swansea University in the United Kingdom and earned his MBA at DePaul University.

Mr. Francis has over 20 years of experience in the building materials industry, with a unique blend of executive and operational experience. We also believe that it is important that the CEO be an integral part of our Board’s decision-making process.

Carl T. Berquist (69) — Mr. Berquist has served as a director since June 2016. He is the former Executive Vice President and Chief Financial Officer of Marriott International, Inc., a leading global lodging company, having served in that position from 2009 until his retirement in 2015. Mr. Berquist joined Marriott in 2002 after a 28-year career with Arthur Andersen LLP, where he held numerous leadership positions including managing partner of the worldwide real estate and hospitality practice. He currently serves on the board of Cracker Barrel Old Country Store, Inc., a publicly traded restaurant/gift shop chain. Mr. Berquist previously served for ten years on the board of Hertz Global Holdings, Inc., and is a former advisor to Eberle Communications, a private direct mail company. He is a graduate of the Penn State University, where he is a member of the Board of Advisors of both the Business School and the School of Hospitality Management.

Mr. Berquist has extensive experience in executive finance roles with Marriott and public accounting that are helpful as we continue to implement operational efficiencies and execute our growth strategy.

Major General (Ret.) Barbara G. Fast (67) — Major General Fast has served as a director since October 2018. She currently serves as a director of publicly traded American Public Education, Inc. (“APEI”), a for-profit education company, where she is a member of APEI’s management development and compensation committee and nominating and corporate governance committee. Major General Fast also serves as the Chairperson of the Board of Hondros College of Nursing and is a strategic advisor for both the Sierra Nevada Corporation, a privately held aerospace engineering firm, and Axellio, Inc., a small privately-owned network and storage company. In addition, she provides consulting services to Radiance Technologies, Inc., a privately held firm that provides engineering services. She served as Senior Vice President, Strategic Engagements for CGI Federal, an IT and consulting services firm, from June 2014 to September 2016. Prior to that, she also served as Senior Vice President, Army Defense and Intelligence Programs and Vice President of Operations and Intelligence for CGI Federal. She also previously served as the Vice President, Cyber and Information Solutions for The Boeing Company, a leading manufacturer of commercial jetliners and defense, space, and security systems. Major General Fast retired from the U.S. Army in 2008 after over 32 years of service during which she held a variety of key command and staff positions. Major General Fast holds a Bachelor of Science in Education (German and Spanish) from the University of Missouri, a Master of Science in Business Administration from Boston University, and an Honorary Doctorate of Laws from Central Missouri State University. She is also a graduate of the Army War College.

Major General Fast’s unique cybersecurity expertise, deep public company executive and corporate governance experience, and tremendous leadership skills developed over her long and distinguished military and private sector careers are valuable assets as we move forward with our growth initiatives, particularly our leading e-commerce platform.

Richard W. Frost (69) — Mr. Frost has served as a director since July 2012. He retired as Chief Executive Officer and a director of Louisiana-Pacific Corporation, a manufacturer of building materials, in May 2012, having served in those capacities since December 2004. Mr. Frost previously served as that company’s Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004; Executive Vice President, OSB, Procurement and Engineering from May 2002 to February 2003; and Vice President, Timberlands and Procurement from 1996 to April 2002. Mr. Frost currently serves on the board of privately held Westervelt, Inc. and previously served on the Board of Tractor Supply Company, the largest operator of retail farm and ranch stores in the United States. Mr. Frost holds dual bachelor’s degrees from Louisiana State University and an MBA, Finance from Northwestern State University of Louisiana.

Mr. Frost has both executive and director experience, including deep operational experience in the building products industry, which is helpful as we look to expand our available products and pursue additional growth opportunities.

Alan Gershenhorn (62) — Mr. Gershenhorn has served as a director since May 2015. He served as the Executive Vice President and Chief Commercial Officer of United Parcel Service, Inc. (“UPS”), the world’s largest package delivery company, through June 2018. At UPS, Mr. Gershenhorn directed strategy, mergers and acquisitions, marketing, sales, public affairs, communications, and key growth strategies globally across the organization. He served as a member of the UPS Management Committee, which directs global strategy and the day-to-day operations, for over a decade, and led numerous transformational programs during his 39-year tenure. Mr. Gershenhorn previously served in several significant UPS leadership positions with both global and regional responsibilities in the U.S., Europe, and Canada, including Chief Sales and Marketing Officer, Senior Vice President and President UPS International; President UPS Supply Chain Solutions Global Transportation and Shared Services; President Supply Chain Solutions Europe, Asia, Middle East and Africa; and President UPS Canada. He currently serves on the boards of Transportation Insight, Worldwide Express and Ascend Transport Group, which are privately held enterprise logistics companies, and acts in an advisory role to 8VC, a venture capital firm. Mr. Gershenhorn holds a degree in finance from the University of Houston.

Mr. Gershenhorn has extensive operational and functional experience, particularly in supply chain, logistics, e-commerce, and strategy and marketing, which is extremely valuable for our planned growth and development of new and more efficient ways to serve our customers.

Robert M. McLaughlin (63) — Mr. McLaughlin has served as a director since June 2016. He is the former Senior Vice President and Chief Financial Officer of Airgas, Inc., the nation’s leading single-source supplier of gases, welding and safety products. Mr. McLaughlin served in that position from 2006 until his retirement in 2016, after serving as Airgas’s Vice President and Controller since joining Airgas in 2001. Previously, he was Vice President-Finance for Asbury Automotive Group, a multibillion-dollar automotive retailer, after serving as Vice President of Finance and in other financial management roles with Unisource Worldwide, Inc., a multibillion-dollar international paper and industrial supply distribution company. Prior to Unisource, he had a thirteen-year career with Ernst & Young. Mr. McLaughlin serves on the board of publicly traded Axalta Coating Systems Ltd., a global leader in the development, manufacture and sale of liquid and powder coatings, where he is the chairman of their audit committee and also serves on their compensation committee. Mr. McLaughlin earned his bachelor’s degree in accounting from the University of Dayton.

Mr. McLaughlin’s deep experience as a senior executive in financial management for multibillion-dollar distribution firms provides value as we pursue additional growth opportunities.

Neil S. Novich (66) — Mr. Novich has served as a director since July 2012. He is the former Chairman, President and Chief Executive Officer of Ryerson Inc., a global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer, was named President and CEO in 1995, and was additionally appointed Chairman in 1999. He remained Chairman and CEO until 2007, when the company was sold. Prior to his time at Ryerson, Mr. Novich spent 13 years with Bain & Company, an international management consulting firm, where he was a partner. Mr. Novich currently serves on the boards of publicly traded Hillenbrand, Inc., a global diversified industrial company, where he is chairman of the audit committee and a member of the nominating and corporate governance and mergers and acquisitions committees, and W.W. Grainger, Inc., an industrial supplies and equipment provider, where he is a member of the audit and board affairs and nominating committees. He was formerly a director of publicly traded Analog Devices, Inc. Mr. Novich has a bachelor’s degree in physics from Harvard University and master’s degrees in both nuclear engineering and management from the Massachusetts Institute of Technology.

Mr. Novich understands the critical success factors for executive management of a public corporation. He has excellent financial knowledge and extensive board and managerial experience, including many years as a chairman.

Stuart A. Randle (61) — Mr. Randle has served as a director since February 2006. In 2019, Mr. Randle retired from his role as the CEO of Ivenix, a privately held medical technology company. He is a director of Teleflex Incorporated, a publicly traded provider of specialty medical devices, where he serves as chairman of its nominating & governance committee and a member of its compensation committee. He previously served as a director of Flex Pharma, Inc., a publicly traded biotechnology company that merged with Salarius Pharmaceuticals in 2019. From 2004 to 2014, Mr. Randle served as President, CEO and director of GI Dynamics, a healthcare company. Previously, Mr. Randle was an Entrepreneur-in-Residence for Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President, CEO and a director of Act Medical, Inc., and prior to that spent a combined ten years with Baxter Healthcare and its spin-off, Allegiance, in a variety of senior roles, including six years in the distribution business. Mr. Randle holds a BS in mechanical engineering from Cornell University and an MBA from the Kellogg Graduate School of Management, Northwestern University.

Mr. Randle’s executive and director experience, including success in growth situations, is a valuable asset as we continue to execute our growth strategy.

Nathan K. Sleeper (47) — Mr. Sleeper has served as a director since January 2, 2018. He previously served as a director from October 2015 until May 2016. Mr. Sleeper is a partner of CD&R, and on January 1, 2020 he became CD&R’s chief executive officer. He leads CD&R’s investment activity in the industrial sector and serves on its Investment and Management Committees. Mr. Sleeper is currently a director of publicly traded Cornerstone Building Brands, Inc. (formerly Ply Gem Industries, Inc.), as well as Brand Industrial Holdings, Inc., Core & Main LP, PowerTeam Services Holdco, LLC, CD&R Hydra Holdings, Inc., and Wilsonart

International Holdings, LLC. He previously served on the boards of publicly traded Atkore International Group Inc., HD Supply Holdings, Inc., and Hertz Global Holdings, Inc., as well as CHC Group, Ltd., Culligan International Company, Hussmann Parent, Inc., and US Foods, Inc. Prior to joining CD&R in 2000, Mr. Sleeper worked for Goldman Sachs & Co, and Tiger Management. Mr. Sleeper holds a bachelor’s degree from Williams College and an MBA from Harvard Business School.

Mr. Sleeper’s broad experience in the financial and investment communities brings important insights into business strategy to our Board. Mr. Sleeper is a director nominee designated by CD&R pursuant to the terms of the investment agreement described under “Certain Relationships and Related Transactions.”

Douglas L. Young (58) — Mr. Young became a director in October 2014. Mr. Young is Executive Vice President of Lennox International Inc., a global leader in the climate control industry. Mr. Young joined Lennox in 1999 and since 2006 has served as the President and Chief Operating Officer of Lennox’s Residential Heating and Cooling Segment. Mr. Young had previously served as Vice President & General Manager of North American Residential Products since 2003 and as Vice President & General Manager of Lennox North American Residential Sales, Marketing, & Distribution from 1999-2003. Prior to his career with Lennox, Mr. Young was employed in the Appliances division of GE, where he held various management positions before serving as General Manager of Marketing for GE Appliance division’s retail group from 1997-1999 and as General Manager of Strategic Initiatives in 1999. He holds a BSBA from Creighton University and an MS in Management from Purdue University.

Mr. Young’s executive experience is a valuable resource on issues involving sales, marketing, finance, product development, distribution and compensation.

The Board of Directors recommends that you vote FOR the election of the nominees.

Proposal 2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021.

The Board and the Audit Committee consider Ernst & Young LLP well qualified to serve as the Company’s independent registered public accounting firm and recommend ratification of such selection by the shareholders.

Although action by shareholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek shareholder ratification of the selection in order to provide our shareholders with a means of communicating their level of satisfaction with the performance of the independent registered public accounting firm and its level of independence from management. If the proposal is not approved and the selection of Ernst & Young LLP is not ratified by our shareholders, the Audit Committee will take this into consideration and will reconsider the appointment.

The Board of Directors recommends that you vote FOR the ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for our 2021 fiscal year.

Proposal 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you, as a shareholder, an advisory vote on the compensation of our named executive officers by voting for or against the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the accompanying proxy statement.”

This resolution is required pursuant to Section 14A of the Securities Exchange Act. Although our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. The current frequency of the advisory vote on executive compensation is annually. The next vote on executive compensation is expected to occur at our 2022 Annual Meeting of Shareholders.

Our Company has grown rapidly through internal growth and acquisitions to become the largest publicly traded distributor of residential and non-residential roofing materials and complementary building products in the United States and Canada, operating branches in all 50 U.S. states and six Canadian provinces. We believe our past accomplishments, including consistent profitability and growth, support the effectiveness of our executive pay program, which is intended to attract, motivate and retain experienced and skilled executives. We also believe the program provides the named executive officers listed in our summary compensation table with compensation that is competitive within our industry, internally equitable and commensurate with their talents and responsibilities. The primary objective of the program is to closely align executive direct compensation with the attainment of our annual and long-term performance goals. The compensation of our executive officers consists of base salary, cash incentives, long-term incentive compensation in the form of Company stock options and stock unit awards, and certain perquisites such as an auto allowance, fuel reimbursement, and, on occasion, housing and other allowances for relocated executives. Cash incentives are linked to quantitative and qualitative performance objectives. Most of the target cash incentives for which our executives are eligible are linked directly to Company quantitative performance in accordance with the terms of the cash incentive program.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

BOARD OF DIRECTORS’ MEETINGS,
COMMITTEES OF THE BOARD AND RELATED MATTERS

How often did the Board meet during fiscal year 2020?

During fiscal year 2020, our Board of Directors held nine meetings. No incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he or she served on the Board and (ii) the number of meetings of committees of the Board of Directors held during the period he or she served on these committees. All of our Board members attended the 2020 Annual Meeting of Shareholders. It is our policy for all directors to attend the Annual Meeting of Shareholders, unless attendance is not feasible owing to unavoidable circumstances, which this year may include the pandemic.

What is the Board’s leadership structure?

Philip Knisely serves as our non-executive Chairman of the Board. Our CEO, Julian Francis, also serves on the Board. The Board believes that this leadership model is appropriate for the following reasons:

•	these roles enable decisive leadership, ensure clear accountability and foster alignment between the Board and management on corporate strategy;
•

our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company (See “Corporate Governance” and “Employee Code of Business Ethics and Conduct”);

•	our independent directors meet in regularly scheduled executive sessions without management present; and
•

in determining the appropriate leadership structure, the Board considered a number of factors, including the candor and dynamics of discussion among the directors and between directors and management and the effectiveness of Mr. Knisely’s service on the Board to date.

Because our Chairman of the Board has not been determined to be an independent director by our Board, our Board has elected a Lead Independent Director. Stuart Randle currently serves as the Board’s Lead Independent Director, and the responsibilities of this position include the following:

•	preside at meetings of the Board’s independent directors;
•	assign certain tasks to the Board’s committees from time to time;
•	recommend agenda items and times for Board meetings; and
•	perform such other functions as the Board may direct.

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our shareholders. Our Board’s key mission is to maximize long-term shareholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

What is the Board’s role in risk oversight?

The Board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing, cybersecurity, and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our Board’s role is to engage in informed risk oversight. Our Board members also complete the Company’s risk assessment survey. Management, through its internal audit function, compiles an annual ranking of risks to which the Company could be subjected. Our Director of Internal Audit reviews the results of this risk assessment with the Audit Committee. Any significant risks are then reviewed by the Board and assigned for oversight. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our Board performs this function, including the following:

•	at its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;
•

the Audit Committee assists the Board in its oversight of risk management by discussing with management, particularly the Chief Executive Officer and Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; the Audit Committee also receives regular reports from the Company’s Chief Information Officer on cybersecurity risk management; and

•

through management updates and committee reports, the Board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

The Compensation Committee also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning, and it assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The Committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. Based on these reviews, the Committee believes that our compensation programs do not encourage excessive risk taking.

Are Board members subject to a retirement age?

No person shall be nominated by the Board to serve as a director after he or she has passed his or her 72nd birthday, unless the Nominating and Governance Committee has voted, on an annual basis, to waive the mandatory retirement age for such director.

Do Board members receive orientation training and continuing development education?

All new directors are required to participate in an orientation program, which includes the introduction of the new directors to the Company’s principal officers and presentations by senior management to familiarize new directors with the Company’s strategic plans and business units. The Board has adopted a Director Education Program and will conduct at least one continuing professional development program for all Board members each year. In addition, continuing professional development opportunities for all directors will be conducted through the Company’s regular Board meetings and Board meeting materials; periodic Board or Board committee presentations by the Company’s officers concerning the Company’s strategies, business plans, management structure and significant financial, accounting and risk management issues; Board or Board committee presentations by outside parties; and other professional development opportunities, if appropriate and relevant to the duties of a director of the Company, including presentations and educational programs offered by various outside organizations, with appropriate expenses paid by the Company.

What standing committees has the Board established?

The Board of Directors has established three standing committees: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee held eight meetings in fiscal year 2020. The Audit Committee assists the Board in monitoring:

•	management’s process for ensuring the integrity of our financial statements;
•	the independent registered public accounting firm’s qualifications and independence;
•	the performance of our internal audit function and independent registered public accounting firm; and
•	management’s process for ensuring our compliance with legal and regulatory requirements.

As a key part of its responsibilities above, the Audit Committee selects the independent registered public accounting firm, approves the scope of the annual audit activities of the independent registered public accounting firm, approves the audit fee payable to the independent registered public accounting firm and reviews audit results with the independent registered public accounting firm. The Audit Committee currently is composed of Carl Berquist, Barbara Fast, Robert McLaughlin and Douglas Young, each of whom meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership and is independent under Nasdaq listing standards. The Board has also determined that Mr. Berquist and Mr. McLaughlin are “audit committee financial experts” as such term is defined in Regulation S-K promulgated by the SEC. Each of Messrs. Berquist, McLaughlin and Young and Major General Fast meet Nasdaq’s financial knowledge requirements. Mr. Berquist currently serves as the Chairman of the Audit Committee. Ernst & Young LLP currently serves as our independent registered public accounting firm and reports directly to the Audit Committee.

The Audit Committee operates under a formal charter that governs its duties and conduct. The Audit Committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.becn.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Chief Financial Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

Please refer to the Report of the Audit Committee, which is set forth in this proxy statement, for a further description of our Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for fiscal year 2020.

Compensation Committee

The Compensation Committee held six meetings in fiscal year 2020. The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board regarding the compensation of the Chief Executive Officer. The Compensation Committee also reviews the Chief Executive Officer’s recommendations on and approves the compensation of executive officers and key employees of the Company. The Compensation Committee administers and makes awards under the Company’s stock plan. One of the key duties of the Compensation Committee is to provide a general review of our compensation and benefit plans to ensure that they meet our objectives. In addition, the Compensation Committee makes recommendations for adopting and changing major compensation policies and practices. The Compensation Committee also reviews and makes recommendations to the Board regarding the compensation of non-employee directors. The Compensation Committee reports its recommendations for cash and non-equity compensation to the full Board of Directors for approval and authorization. The Compensation Committee is composed of directors who are independent under Nasdaq listing standards (as adopted under SEC rules) and non-employee directors (as defined in Rule 16b-3 under the Securities Exchange Act) and who do not have “interlocking” or other relationships with us that would detract from their independence as committee members. At all times, at least two members of the committee shall be outside directors (as defined in Section 162(m) of the Internal Revenue Code). The current members of the Compensation Committee are Richard Frost, Alan Gershenhorn, Robert McLaughlin, Neil Novich, and Douglas Young, each of whom is independent under Nasdaq listing standards. Mr. Novich currently serves as the Chairman of the Compensation Committee.

The Compensation Committee operates under a formal charter that governs its duties and conduct. The Compensation Committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.becn.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Chief Financial Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

Please refer to the Compensation Discussion and Analysis and the Report of the Compensation Committee in this proxy statement for a further description of our Compensation Committee’s responsibilities, as well as its compensation philosophy, its engagement of Frederic W. Cook & Co., Inc. as its independent compensation consultant, and a description of considerations underlying each component of compensation paid to Beacon’s named executive officers for fiscal year 2020.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings in fiscal year 2020. The Nominating and Corporate Governance Committee is responsible for identifying and recommending potential candidates qualified to become Board members, recommending directors for appointment to Board committees, establishing and maintaining compliance with corporate governance guidelines, and reporting to the Board of Directors on the Board’s self-evaluation questionnaire. The Nominating and Corporate Governance Committee is currently composed of Barbara Fast, Richard Frost, Alan Gershenhorn, and Stuart Randle, each of whom is independent under Nasdaq listing standards. Mr. Frost currently serves as the Chairman of the Nominating and Corporate Governance Committee.

When identifying, evaluating and considering potential candidates for membership on our Board, including those who might be recommended or nominated by our shareholders, the Nominating and Corporate Governance Committee considers, among other factors, relevant business and financial experience, integrity and willingness to devote the necessary time and energy. Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the Board’s deliberations and decisions. The Board is committed to actively seeking out highly qualified women and individuals from minority groups as well as candidates with diverse backgrounds, skills and experiences as part of the director selection process, and any search firm engaged by the Committee will be tasked with considering the characteristics described in the governance guidelines. The appointment of Major General Fast in 2018 and her re-nomination exemplify the Board’s commitment to highly qualified, diverse candidates. The Committee also leads the Board in an annual self-evaluation to determine whether the Board and its committees are functioning effectively and in compliance with the governance guidelines. This self-evaluation includes a review and assessment of the continuing independence of the Board’s non-management directors and whether Board membership and size reflects an appropriate level of diversity.

The Nominating and Corporate Governance Committee will consider nominees for our Board of Directors recommended by our shareholders, using the same criteria as for other candidates. Recommendations should be submitted in writing to Ross D. Cooper, our Corporate Secretary, at 505 Huntmar Park Drive, Suite 300, Herndon, VA 20170. The recommendation should include the name and address of the shareholder making the recommendation and evidence of his or her ownership of our common stock, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement. To be considered, the recommendation must be received by the Corporate Secretary not less than 90 calendar days and not more than 120 calendar days before the one-year anniversary date of our most recent Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee may consider advice and recommendations from others, including search firms as it deems appropriate.

The Nominating and Corporate Governance Committee operates under a formal charter that governs its duties and conduct. The Nominating and Corporate Governance Committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter and the governance guidelines are available on our website at www.becn.com. In addition, the charter and guidelines are available in print to any shareholder who requests it in writing to our Chief Financial Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

How may the Board be contacted?

Shareholders or other interested parties wishing to communicate confidentially with our Board of Directors can call 866-574-1199 in the United States and leave a message for the Chair of the Audit Committee, the Board of Directors or an individual director. Alternatively, shareholders and other interested parties may communicate with the Board of Directors or an individual director in writing by mailing such communication to Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, Attn: Chief Financial Officer. Each communication intended for members of the Board of Directors and received by the Chief Financial Officer will be reviewed by the Chief Financial Officer. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

How are directors compensated?

Please see “Compensation of Directors” in the Information on Executive Compensation section of this proxy statement.

AUDIT COMMITTEE MATTERS

Audit Committee’s Pre-Approval and Procedures

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy requiring the pre-approval of all audit and permissible non-audit services performed by the registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

Prior to the engagement of the registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval.

•

Audit Services consist of services rendered by an external auditor for the audit of our annual consolidated financial statements (including audit services performed to audit the Company’s accounting for income taxes) and internal controls and reviews of our quarterly financial statements. It also includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

•

Audit-Related Services consist of assurance and related services by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, subscriptions for accounting research software, and accounting consultations.

•	Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.
•	Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The chairman of the Audit Committee, acting pursuant to delegated authority, may pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

Audit and Non-Audit Fees

The table below summarizes the fees and expenses billed by our independent registered public accounting firm, Ernst & Young LLP, for the fiscal years ended September 30, 2020 and 2019:

Year	Audit	Audit Related	Tax	All Other	Total
2020	$2,778,938	$1,193,761	$—	$—	$3,972,699
2019	$3,352,430	$2,000	$—	$—	$3,354,430

Audit fees include fees and expenses for professional services rendered for the audit of our annual consolidated financial statements, the audit of our internal controls, the reviews of the interim financial statements, and the issuance of comfort letters.

The audit-related services principally relate to professional services rendered in connection with the audit of the financial statements of the interiors business for which we have announced disposition plans, anticipated to be completed in the second quarter of fiscal 2021.

The Audit Committee has considered the compatibility of the provision of services covered by the preceding paragraph with the maintenance of the principal accountant’s independence from the Company and has determined that the provision of such services is not incompatible with the maintenance of such independence.

The Audit Committee annually reviews the performance of the independent registered public accounting firm and the fees charged for its services.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Company’s Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal controls.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and management. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2020.

AUDIT COMMITTEE:

Carl T. Berquist, Chairman

Barbara G. Fast

Robert M. McLaughlin

Douglas L. Young

EXECUTIVE OFFICERS

Our executive officers are elected by and serve at the discretion of the Board of Directors. Information on our executive officers who were serving as of the end of fiscal year 2020 is as follows:

Name	Age	Position
Julian G. Francis	54	President and Chief Executive Officer, Director
Frank A. Lonegro	52	Executive Vice President, Chief Financial Officer
C. Eric Swank	52	Chief Operating Officer
Christopher A. Harrison	54	Executive Vice President, Chief Human Resources Officer
Ross D. Cooper	55	Executive Vice President, General Counsel and Secretary

Julian G. Francis — President and Chief Executive Officer. Mr. Francis joined Beacon in August 2019. Prior to Beacon, Mr. Francis was the President of the Insulation Business at Owens Corning, a global leader in insulation, roofing and fiberglass composite materials, since October 2014. Mr. Francis led Owens Corning’s largest business segment, with over $2.7 billion in revenue in 2018, to significant sales and EBIT growth in each of the preceding three years. From 2012-2014, he served as Vice President and General Manager for Owens Corning’s Residential Insulation Business. Mr. Francis also has served as Vice President and Managing Director for Owens Corning’s Glass Reinforcements, Americas, in the Composite Solutions Business. Prior to joining Owens Corning, Mr. Francis was Vice President and Publishing Director at Reed Business Information, a $2.5 billion global leader in publishing, information, and marketing services. Prior to joining Reed, Mr. Francis spent 10 years at USG Corporation rising through the marketing, strategy, and general management ranks. He last served as Vice President, Marketing, where he created the overall strategy for USG’s $3.3 billion manufacturing business. Mr. Francis earned his bachelor’s degree in mathematics and his doctorate in materials engineering at Swansea University in the United Kingdom and earned his MBA at DePaul University.

Frank A. Lonegro — Executive Vice President, Chief Financial Officer. Mr. Lonegro joined Beacon in 2020 from CSX Corporation, a $12 billion Fortune 500 transportation company, where he served for nineteen years, culminating as Executive Vice President and Chief Financial Officer from 2015-2019. Mr. Lonegro’s career at CSX entailed a unique blend of cross-functional experience, combining financial, operational and functional executive leadership roles. As CFO, he helped lead transformative operational changes yielding substantial productivity savings and markedly improved operating margins which led to significant shareholder value creation. Prior to his role as CFO, Mr. Lonegro delivered strong results in key leadership roles of increasing responsibility across operations, service, information technology and internal audit. Prior to joining CSX, Mr. Lonegro practiced law for seven years, focusing on complex commercial litigation, loan workouts and business transactions. Mr. Lonegro earned a bachelor’s degree from Duke University, a law degree from the University of Florida and an MBA from the University of Florida.

C. Eric Swank — Chief Operating Officer. Mr. Swank joined Beacon in October 2004 as our Vice President of Human Resources and was promoted to Senior Vice President of Sales and Marketing in 2005. He was then named Senior Vice President Operations for the Mid-Atlantic region in January 2006 while maintaining responsibility for sales and marketing until 2007. In 2013, he was appointed Executive Vice President of the East Division and added the Chief Sales and Marketing Officer role in 2016. Upon the acquisition of Allied in January 2018, Mr. Swank was promoted to the role of the Chief Commercial Officer, where he assumed oversight of commercial strategy, including branding, marketing, sales, e-commerce, product management and pricing. On January 2, 2019, Mr. Swank was named Chief Operating Officer, assuming the lead over Beacon’s roofing and exterior products business in addition to retaining Company-wide responsibility for sales, marketing, and supply chain. Prior to joining Beacon in October 2004, Mr. Swank spent thirteen years with Cintas Corporation in various roles of increasing responsibility. He is a graduate of Miami University of Ohio.

Christopher A. Harrison — Executive Vice President, Chief Human Resources Officer. Mr. Harrison joined Beacon in 2014 from WABCO Group in Brussels, Belgium, where he was Chief Human Resources Officer for the $2.5 billion global commercial vehicle, braking and vehicle controls systems company with 10,000 employees worldwide in 2013. Prior to his role at WABCO, Mr. Harrison had established a successful career based on roles of increasing responsibility in human resources, product development, acquisition integration and portfolio optimization with several multi-national organizations including Stanley Black & Decker, ITT Corporation and TE Connectivity. Mr. Harrison received a Bachelor of Science degree from Southern Connecticut State University and his MBA from Rensselaer Polytechnic Institute.

Ross D. Cooper — Executive Vice President, General Counsel and Secretary. Mr. Cooper joined us in July 2006 and was promoted to Executive Vice President effective October 1, 2015. Prior to joining us, Mr. Cooper was a shareholder of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., a law firm, since 1999. From 1996 to 2006, Mr. Cooper served as outside general counsel to Building Suppliers Corporation, LLC, an organization of roofing and construction materials wholesale distributors. Mr. Cooper received a bachelor’s degree in civil engineering from Cornell University and a J.D. from George Washington University Law School.

INFORMATION ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The responsibilities of our Compensation Committee are to review our compensation and benefit plans to ensure that they meet our objectives, recommend the annual compensation of the Chief Executive Officer, review the Chief Executive Officer’s recommendations on and approve compensation of our other named executive officers, and make recommendations for adopting and changing major compensation policies and practices. The Compensation Committee also administers and approves equity awards under our stock plan and administers and approves awards to our named executive offers under our cash incentive plan.

Objectives of Compensation Program

Our compensation practices are intended to attract, motivate and retain highly competent executives in a competitive marketplace. The program provides named executive officers listed in our summary compensation table with compensation that is industry competitive, internally equitable and commensurate with their skills, knowledge, experience and responsibilities.

The primary objective of our executive compensation program is to firmly align total executive compensation with the long-term interests of our shareholders and the attainment of our annual and long-term performance goals. The annual goals were historically based upon our adjusted earnings before taxes, and for fiscal 2020, adjusted earnings before interest, income taxes, depreciation and amortization and operating working capital as a percentage of net sales. The long-term goals were historically based on metrics such as our stock price, return on invested capital (“ROIC”), Adjusted Earnings Per Share (“Adjusted EPS”), acquisition synergies and average organic net sales growth, and for fiscal year 2020, Adjusted EPS and daily average organic net sales growth. Adjusted EPS is calculated by dividing Adjusted Net Income (which is net income excluding acquisition costs, restructuring costs, COVID-19 impacts (limited to costs directly related to our response to the COVID-19 pandemic), and the effects of tax reform) by the weighted-average diluted shares outstanding after assuming full conversion of the participating preferred stock and excluding the impact of any preferred stock dividends.

The compensation of our named executive officers consists of base salary, cash incentives, long-term incentive compensation in the form of Company stock options and restricted stock unit awards, and certain perquisites such as an auto allowance and fuel reimbursement. The Company also provides its named executive officers executive life insurance. From time to time, the Company will also pay for relocation expenses, including temporary housing, commuting airfare, automobile lease and related expenses, associated with relocating executives.

Use of Consultants and Peer Group Data

The Company establishes executive compensation levels through evaluation of a comprehensive benchmarking analysis prepared by Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consultant retained by the Compensation Committee. Although the Company does not use strict numeric benchmarking to establish individual executive compensation levels, the Company takes into account the 25th percentile, median, and 75th percentile level of compensation for similarly situated executives at the peer group companies used by the Compensation Committee to guide executive compensation decisions. Where direct comparisons are not available from the peer group, we utilize market-based executive pay survey data on similarly situated executives to help guide our decisions. Because job content, accountability, responsibility, incumbent seniority and performance criteria vary from one company to the next, our Compensation Committee uses the numerical benchmarking data and median levels of similarly situated executives’ information as a guideline in exercising its discretion in determining compensation for our named executive officers.

In reviewing and determining executive compensation levels for fiscal year 2020, FW Cook reviewed the latest data for a peer group of distribution companies, most of which are of similar sales, earnings, market capitalization, number of employees, and complexity as the Company, in developing its recommendations for executive compensation to the Compensation Committee. Based on the review performed by FW Cook, and at its recommendation, we continued to utilize the following peer group in assessing our executive compensation for fiscal year 2020: Anixter International, Applied Industrial Technologies, BMC Stock Holdings, Builders FirstSource, Fastenal Company, HD Supply Holdings, LKQ Corporation, MRC Global, MSC Industrial Direct, Patterson Companies, Pool Corporation, Univar, Veritiv Corporation, Watsco, W.W. Grainger, Inc. and WESCO International.

The Compensation Committee used the peer group data as general guidance, together with other information such as general business trends, the competitiveness of the markets in which we operate, individual performance, and its own judgment in setting overall executive compensation. In addition, the Committee considered the results of the then most recent shareholder advisory vote on our executive compensation held on February 11, 2020, at which almost 99% of the shares voting supported the compensation of our named executive officers. Although the approval was advisory in nature, the Committee viewed the overwhelmingly positive response as confirmation that our shareholders generally believe that the pay of the named executive officers is appropriately aligned with their performance and the performance of the Company as well as the interests of our shareholders.

The Compensation Committee considered various factors bearing upon FW Cook’s independence and determined that FW Cook is independent and that its engagement did not present any conflicts of interest. FW Cook provides no other services to the Company.

Base Salaries

The first element of our compensation program is salary. Each year, our Board of Directors evaluates the performance of our Chief Executive Officer, and the Compensation Committee considers the Board’s evaluation in determining an appropriate overall compensation package for our Chief Executive Officer. The Compensation Committee recommends the salary of our Chief Executive Officer to the full Board of Directors in light of that evaluation. Mr. Francis’s base salary was set at $800,000 for fiscal year 2020. The Compensation Committee considered the following quantitative and qualitative factors in evaluating the Chief Executive Officer’s performance in setting fiscal year 2020 compensation: the Company’s performance and relative total shareholder return, the value of Mr. Francis’s leadership, the compensation plans of chief executive officers of comparable companies, and the recommendations of an independent compensation consultant (discussed above).

Base salaries of our named executive officers other than the Chief Executive Officer are set annually by the Compensation Committee, taking into account the recommendations of the Chief Executive Officer. The base salary of each named executive officer is recommended by the Chief Executive Officer to the Compensation Committee after evaluating each named executive officer’s performance over the year in consideration of (i) the Company’s overall financial performance, (ii) the individual’s performance during the year and contributions to the Company, and (iii) other relevant factors (for example, market conditions). The amounts for named executive officers other than the CEO are set forth in the Summary Compensation Table under the heading “Salary.”

The Compensation Committee considers a number of factors when evaluating the Chief Executive Officer’s recommendations regarding base salaries for the other named executive officers. Periodically, the Compensation Committee reviews industry specific compensation surveys that provide detailed information regarding the compensation practices of industry peers, competitors and companies of similar market value. The Compensation Committee also considers the compensation recommendations provided by FW Cook. Other information that the Committee deems relevant, such as general business trends, the competitiveness of the markets in which we operate and special circumstances, also may be considered in its evaluation.

During the early stages of the COVID-19 pandemic and in response to the potential of prolonged business disruption, the named executive officers, excluding the CEO, had their annual base pay temporarily reduced by 25% over four bi-weekly pay periods, and in the case of the CEO, annual base pay was temporarily reduced by 25% over six bi-weekly pay periods.

Annual Cash Incentives

The second element of our compensation program is an annual cash incentive. Annual incentives are a significant component of executive compensation, reflecting the Company’s belief that management’s contribution to long-term shareholder returns (via increasing stock prices) comes from increasing current earnings and properly preparing the Company for future earnings growth. We believe these incentives play a key role in enabling us to attract, retain and motivate our employees.

For fiscal year 2020, under the terms of our management cash incentive plan, a target incentive amount was set for each participant. Those amounts are set forth below in the Grants of Plan-Based Awards table under the heading “Target.”

The incentives for our executive officers named in the Summary Compensation Table were based 60% on a Company-wide adjusted earnings before interest, taxes, depreciation and amortization (“AEBITDA”) target, 20% on a Company-wide operating working capital as a percentage of sales target (“Operating Working Capital”), and 20% on qualitative performance evaluations of strategic performance goals (“individual goals”). AEBITDA means net income (loss) excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, acquisition costs, restructuring costs, COVID-19 impacts (limited to costs directly related to our response to the COVID-19 pandemic, which increased AEBITDA by $4.2 million in fiscal year 2020) and the effects of tax reform. AEBITDA is a non-GAAP financial measure that is equivalent to Adjusted EBITDA as reported in the Company’s periodic reports filed with the SEC and earnings releases. The numerator in the Operating Working Capital calculation is defined as inventory plus accounts receivable less accounts payable. The Operating Working Capital calculation is based on thirteen (13) month average Operating Working Capital divided by trailing twelve (12) month net sales, as reported in the Company’s consolidated financial statements. If the AEBITDA target was not met at the 100% level, the participant’s incentive with respect to that target was prorated on a straight-line basis if the participant achieved a range of 80% to 100% of target, with no incentive paid at or less than 80% of target. If the Operating Working Capital target was not met at 100% of target, the participant’s incentive with respect to that target was prorated on a straight-line basis if the participant achieved a range of 30 bps to 0 bps above target, with no incentive paid at or more than 30 bps higher than target. The individual goals are outlined below. In addition, each participant could receive an additional incentive above the target incentive amount if: (i) actual AEBITDA exceeds 100% of AEBITDA target (in an amount up to 100% of the AEBITDA portion of the target incentive if actual AEBITDA performance is 120% of the AEBITDA target); and/or (ii) actual Operating Working Capital exceeds 100% of Operating Working Capital target (in an amount up to 100% of the Operating Working Capital portion of the target incentive if actual Operating Working Capital performance is 50 bps below the Operating Working Capital target); and/or (iii) individual goals are exceeded (in an amount up to 20% of the individual goals portion of the target incentive if actual individual goals performance is 120% of target performance). Taken together, each participant could earn an additional incentive up to 84% of their target incentive (if the participant achieves the maximum total payout of 200% for the AEBITDA target, weighted at 60%, the maximum total payout of 200% for the Operating Working Capital target, weighted at 20%, and the maximum total 120% payout for the individual goals, weighted at 20%, the overall total payout is 184% of the target incentive amount). The Chair of the Compensation Committee, in consultation with our Chairman, performs the individual goals evaluations of our Chief Executive Officer, and our Chief Executive Officer performs the individual goals evaluations of the remaining named executive officers. In each case, the results are then presented to and discussed with the Compensation Committee and FW Cook, and in the case of the Chief Executive Officer, presented to and discussed with the Board of Directors.

For fiscal year 2020, the Company achieved AEBITDA of approximately $471.6 million, compared to an established target of $514.5 million, and Operating Working Capital as a percent of trailing twelve (12) month sales of 18.81%, compared to an established target of 19.40% for the named executives. Our Board of Directors established the annual AEBITDA target and the Operating Working Capital target based on market conditions, reasonable rates of expected annual growth and reasonable working capital management. Based on the Company’s actual AEBITDA results that fell below target, each participant earned sixty percent (60%) of the AEBITDA portion of their target incentive. Based on the Company’s actual Operating Working Capital results that out-performed target, each participant earned two hundred percent (200%) of the Operating Working Capital portion of their target incentive. Although the Company did not meet all of its financial objectives, each participant achieved (or, in the case of Mr. Swank, exceeded) all long-term strategic objectives included in the participant’s individual goals. The qualitative portions of the performance incentive are described below. The incentive amounts paid to each named executive officer for fiscal year 2020 are set forth below in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation,” except for a small portion of Mr. Lonegro’s incentive which was guaranteed and is reported under the heading “Bonus.” Total incentives earned for fiscal year 2020, were $768,000 for Mr. Francis, $197,692 for Mr. Lonegro, $435,600 for Mr. Swank, $224,127 for Mr. Harrison, and $248,294 for Mr. Cooper.

In addition to the duties and responsibilities associated with their executive positions, each of our named executive officers are assigned specific individual goals in order to qualify for part or all of a 20% portion of their target incentive amount. If the goal objectives are exceeded, each named executive office can receive an additional incentive. For fiscal year 2020, these specific management objectives were largely equally weighted and are described below, along with the percentage of the target incentive amount earned by the complete achievement of the objective. In each case, each percentage can increase up to 20% (for example, 5% can be increased to 6%) if the performance criteria for the goal objective is exceeded.

Mr. Francis — in addition to his responsibility to lead and manage all aspects of the Company’s operational and financial performance, including vendor relations, environmental health & safety, human resources, sales and marketing, supply chain, information technology, credit, legal and investor relations, Mr. Francis’s specific fiscal year 2020 goals were:

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strengthen internal and external confidence in the Company’s ability to execute against plans and guidance (5.0%). Mr. Francis achieved this goal by meeting financial commitments during the COVID-19 pandemic environment and effectively communicating progress to all internal and external constituents;

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build a compelling vision for the future to differentiate the Company and position it for superior long- term shareholder value (5.0%). Mr. Francis achieved this goal through the implementation of four strategic pillars and his leadership of the Company during the COVID-19 pandemic environment;

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identify and onboard a new Chief Financial Officer to ensure achievement of the Company’s financial objectives (5.0%). Mr. Francis achieved this goal by conducting a nationwide search and successfully recruiting and appointing a new CFO and facilitating a seamless transition; and

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improve executive leadership capability, succession depth and overall performance of the executive and divisional leadership team to prepare the Company for the future (5.0%). Mr. Francis achieved this goal working closely with the Chief Human Resources Officer and Board of Directors to assess the executive leadership team, establish performance goals and development plans, institute new business and alignment rhythms and endorse diversity at the executive and management levels of the Company.

Mr. Lonegro — in addition to being responsible for all aspects of the Company’s financial management and reporting, leading and managing the Company’s corporate financial departments, and providing guidance and oversight to the Company’s regional financial teams, Mr. Lonegro’s specific fiscal year 2020 goals were:

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complete a successful onboarding to the CFO role and a seamless transition of duties and responsibilities with the Company’s former CFO (5.0%). Mr. Lonegro achieved this goal by working closely during the transition period with the Company’s former CFO, conducting an in-depth assimilation process with the Board of Directors, the Audit Committee, the CEO and executive management, operational and functional teams and effectively establishing relationships with key external constituents;

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create value and add bottom line profitability for the Company (5.0%). Mr. Lonegro achieved this goal by ensuring the appropriate operating cost and working capital actions were taken in response to the COVID-19 pandemic environment, and leveraging the learnings of the COVID-19 pandemic environment to position the company for future operating leverage;
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implement new and enhanced processes to improve decision making and unlock efficiencies (5.0%). Mr. Lonegro achieved this goal by implementing new processes and daily tracking methodologies and providing leadership to support the business during the COVID-19 pandemic environment, resulting in operating expense reduction and gross margin expansion; and

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lead and strengthen the finance function in partnership with the CEO and executive peers (5.0%). Mr. Lonegro achieved this goal by effectively managing the functional priorities during the rapidly changing COVID-19 pandemic environment, successfully recruiting and onboarding a new Chief Accounting Officer, and conducting an in-depth assessment of the finance function, including its systems, processes and talent capabilities.

Mr. Swank — in addition to being responsible for the management of the Company’s operations, supply chain, sales and marketing departments, including e-commerce and product pricing, Mr. Swank’s specific fiscal year 2020 goals were:

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ensure the Company’s gross margin rates were achieved (6.67%). Mr. Swank exceeded this goal through his leadership and development of strategies that coalesced the efforts of sales and operations, marketing, digital, logistics, procurement and pricing functions to drive improved price, cost and mix performance. The combination of these efforts led to the company outperforming expectations during the COVID-19 pandemic;

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achieve established organic growth rates (6.67%). Mr. Swank exceeded this goal through his leadership of key company initiatives, including enhancing performance of the lowest quintile branches, execution of the company’s On Time & Complete (Beacon OTC®) service model, and the development and deployment of a remote selling effort that leveraged the company’s industry leading digital platform to enable a safe and touchless sales environment during the COVID-19 pandemic; and

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drive digital adoption to achieve established run rate of 10% of sales through e-commerce channels (6.66%). Mr. Swank exceeded this goal by merging the strength and capabilities of company’s digital team, third party digital integrations and customer insights to deploy the industry’s leading digital platform. The combination of the digital platform and the effective development of a high touch, remote sales effort enabled the company to outperform expectations during the COVID-19 pandemic environment.

As a result of exceeding his individual goals, the 20% of Mr. Swank’s target incentive related to these goals was paid out at 23%.

Mr. Harrison — in addition to being responsible for the management of the Company’s human resources, environmental health and safety and diversity and inclusion functions, Mr. Harrison’s specific fiscal year 2020 goals were:

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lead Company employee engagement actions to improve morale and reduce turnover (5.0%). Mr. Harrison achieved this goal by leading a detailed plan including executive leadership participation, employee surveys and feedback mechanisms, improved communications, leadership training and reducing employee turnover for a second consecutive year;

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improve environmental health & safety (EH&S) outcomes to support business requirements (5.0%). Mr. Harrison achieved this goal by effectively leading the EH&S team during the COVID-19 pandemic environment and providing support to the operations on all related protocols while sustaining core EH&S safety standards;

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enhance and streamline the Company’s human capital processes to meet the evolving needs of the business (5.0%). Mr. Harrison achieved this goal by improving workforce planning, talent development and recruiting processes and systems to accommodate the Company’s workforce and labor efficiency objectives and implementing flexible work arrangements associated with the COVID-19 pandemic; and

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establish and launch a company-wide diversity and inclusion (D&I) strategy (5.0%). Mr. Harrison achieved this goal by externally benchmarking best in class programs, developing a framework and project plan, launching an internal council, establishing key focus areas and commencing regular demographic reporting to the Company Board of Directors and executive team.

Mr. Cooper – in addition to being responsible for the management of the Company’s legal affairs, including claims management, commercial leasing, labor relations, contract reviews, and negotiation and documentation of acquisitions, Mr. Cooper’s specific fiscal 2020 goals were:

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support the optimization of the Beacon OTC® network (6.67%). Mr. Cooper successfully completed this goal by working effectively with Supply Chain, facilities, field operations and functional support to achieve the Beacon OTC® objectives;

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effectively lead and manage the legal function to deliver on fiscal year operational goals (6.67%). Mr. Cooper successfully completed this goal by working effectively with executive leadership, operations and human resources to ensure business continuity for the Company during the COVID-19 pandemic environment and compliance across all states and regions throughout the rapidly changing environment; and
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enhance cross-disciplinary depth and effectiveness of the legal function to address the evolving business requirements (6.66%). Mr. Cooper successfully completed this goal through team development and effective distribution of the workload enabling a greater focus on the core business and improved profitability.

Each of the above-named executive officer’s respective specific management objectives reflect our focus on continued growth and improvement in execution over our past performance. Mr. Novich, in consultation with Mr. Knisely, reviewed the level of achievement of Mr. Francis’s specific management objective set forth above. Mr. Francis reviewed the level of achievement of Messrs. Lonegro, Swank, Harrison, and Cooper’s specific management objectives set forth above and reported his recommendations to the Compensation Committee. After careful consideration of the outcomes, the Compensation Committee recommended to the Board of Directors the payment of the incentive awards in the amounts set forth in the narrative above and in the Summary Compensation Table under the heading “Non-equity incentive plan compensation.”

In addition to the management cash incentive plan, the Compensation Committee retains full discretion to award discretionary bonuses to the Chief Executive Officer and others to reward extraordinary efforts by named executive officers in various projects or initiatives during the year. The Compensation Committee considers the Chairman’s and Chief Executive Officer’s recommendations in determining discretionary cash awards for our other named executive officers.

Equity Compensation

The third element of our compensation program is equity compensation. Equity compensation is intended to more closely align total compensation with the long-term financial interests of our shareholders. The equity compensation component of our compensation program is based upon awards of stock options and other stock awards.

Our Compensation Committee administers our stock plan. The purpose of the stock plan is to advance the interests of our shareholders by aligning compensation to the long-term performance results of the Company by:

•	providing directors, officers, employees and other eligible persons with additional incentives;
•	encouraging stock ownership by eligible persons;
•	aligning the interests of eligible persons with the interests of the Company;
•	encouraging eligible persons to remain with the Company or its affiliates; and
•	attracting new employees, officers or directors to the Company or its affiliates.

In determining whether to grant stock options and other stock awards, and how many of such to grant to eligible persons under our stock plan, the quantitative analysis of peer group company stock awards provided by FW Cook is considered, and then consideration is given to each individual’s past performance and contribution to the Company, as well as that individual’s expected ability to contribute to the Company in the future. As part of the Company’s annual performance evaluation process each year, the CEO, after consultation with each other named executive, establishes that named executive’s performance objectives for the coming year. These performance objectives are not intended to be rigid or formulaic, but rather to serve as the framework upon which the CEO evaluates the executive’s overall performance. Individual performance objectives may include operational metrics and qualitative goals that may reflect corporate or departmental goals or may include specific operational and qualitative objectives with respect to the executive’s area of responsibility. These performance objectives also include the demonstration of leadership and decision making, effective communication, promotion of the Company’s strategic initiatives and values, commitment to excellence and work ethic and may include more specific objectives for the executive, such as the successful completion of major projects, successful integration of acquisitions, and organization capability building. The CEO’s evaluation of an executive’s performance relative to these objectives is inherently subjective, involving a high degree of judgment based on the CEO’s observations of, and interaction with, the executive throughout the year. The CEO also considers the executive’s prospects for future development and advancement within the Company in formulating an equity compensation recommendation. As an additional input to the CEO’s evaluation of an executive’s performance, the CEO assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the CEO’s evaluation of the executive’s performance.

The above evaluation provides the basis for the CEO’s recommendation to the Compensation Committee of equity compensation for each named executive. The Compensation Committee meets with the CEO and discusses the CEO’s recommendations before meeting separately in executive session to discuss the CEO’s and FW Cook’s recommendations and making a final determination of the equity compensation to the named executives. The Compensation Committee applies similar factors in determining the equity compensation to the CEO. The Compensation Committee’s evaluation of the CEO’s overall performance relative to these factors also is inherently subjective, involving a high degree of judgment. As additional input to the Compensation Committee’s evaluation of the CEO’s performance, the Compensation Committee assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Compensation Committee’s evaluation of the CEO’s performance.

Since the Company’s initial public offering and through fiscal year 2020, non-qualified stock options have been granted to key members of management at an exercise price equal to the closing price of the Company’s common stock as reported by Nasdaq on the date of grant. Accordingly, grants of stock options will produce value only if there are increases in the underlying stock price. In fiscal year 2011, we began issuing performance-based restricted stock unit awards to certain key members of management. Beginning in fiscal year 2014, we also began issuing time-based restricted stock unit awards to certain key members of management. Similar to stock options, we believe that restricted stock unit awards reward performance because the value of the stock is also linked to our Company’s long-term performance. The Compensation Committee believes that time-based and performance-based restricted stock unit awards can play an important retentive and motivational role that stock options alone may not.

The Company’s annual equity awards are typically made by the Compensation Committee in November of each year following the close of the Company’s fiscal year and subsequent to the approval of the annual budget for the upcoming fiscal year. The Company typically does not make stock option and other stock awards other than annually, except in certain cases for key members of management hired during the course of a year or to improve the retention of key management members.

On November 12, 2019, the Compensation Committee authorized awards of stock options, time-based restricted stock units and performance-based restricted stock units. All these awards were granted to our named executive officers and a number of other key employees using the recommendations from FW Cook and other considerations described above. For our named executive officers, the Compensation Committee set a target equity award value based upon recommendations from FW Cook, which reviewed peer group data, and taking into account the value of each named executive officer’s equity awards in prior years. Of that target value, and pursuant to the guidelines approved by our Board, approximately 50% of the target value was represented by performance-based restricted stock units, approximately 25% in time-based restricted stock units and approximately 25% in stock options. Under this methodology, the awards to each of our named executive officers were as follows:

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Mr. Francis was granted options to acquire 54,545 common shares (approximately 13.4% of the total stock option awards) and 53,780 restricted stock units (approximately 14.4% of the total restricted stock unit awards), composed of 17,927 time-based restricted stock units and 35,853 performance-based restricted stock units. These grants were based on the factors described above, Mr. Francis’ key role as Chief Executive Officer and his leadership to develop and execute the Company’s strategic plan and increase shareholder value.

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Mr. Swank was granted options to acquire 20,455 common shares (approximately 5.0% of the total stock option awards) and 20,167 restricted stock units (approximately 5.4% of the total restricted stock unit awards), composed of 6,722 time-based restricted stock units and 13,445 performance-based restricted stock units. These grants were based on the factors described above, Mr. Swank’s key role as Chief Operating Officer, his position in leading the company’s sales and marketing programs, and his influence on developing pricing and e-commerce strategies.

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Mr. Harrison was granted options to acquire 7,955 common shares (approximately 2.0% of the total stock option awards) and 7,843 restricted stock units (approximately 2.1% of the total restricted stock unit awards), composed of 2,614 time-based restricted stock units and 5,229 performance-based restricted stock units. These grants were based on the factors described above, Mr. Harrison’s key role as Chief Human Resources Officer, his position in assisting with our continued future growth, including the selection and development of the Company’s human resources, and his influence on leading the company’s physical safety programs.

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Mr. Cooper was granted options to acquire 7,045 common shares (approximately 1.7% of the total stock option awards) and 6,947 restricted stock units (approximately 1.9% of the total restricted stock unit awards), composed of 2,316 time-based restricted stock units and 4,631 performance-based restricted stock units. These grants were based on the factors described above, Mr. Cooper’s key role as General Counsel and his position in assisting with our continued future growth, including assisting with all acquisitions, as well as monitoring company-wide legal compliance.

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Mr. Nowicki was granted options to acquire 12,955 common shares (approximately 3.2% of the total stock option awards) and 12,773 restricted stock units (approximately 3.4% of the total restricted stock unit awards), composed of 4,258 time-based restricted stock units and 8,515 performance-based restricted stock units. These grants were based on the factors described above, Mr. Nowicki’s key role as Chief Financial Officer, his position to assist with our continued future operational growth and success, and his influence on formulating our future capital structure and maintaining positive investor relationships.

The stock option awards granted to our named executive officers had an exercise price of $33.47, vest one-third annually starting on the first anniversary of the grant and expire on the tenth anniversary of the date of grant. The time-based restricted stock unit awards granted to our named executive officers will vest and convert into common shares upon the third anniversary of the date of grant.

The performance-based restricted stock unit awards granted to our named executive officers will vest and convert after the end of fiscal year 2022, subject to the Company achieving fiscal year 2020, 2021 and 2022 Adjusted EPS and daily average organic net sales growth targets established on the grant date for each component year, each weighted at 50%. Performance of each metric will be calculated at the end of the three-year period for each component year independently. The actual number of units that will vest can range from 0% to 200% of the award target, depending upon actual company performance and with respect to one-third of the award for each fiscal year, weighted for each metric, above or below the target levels. If the achievement of an Adjusted EPS target is at or less than 80% of target for a component year, no units associated with that target will vest. If the achievement is 100% of a target for a component year, 100% of the units associated with that target will vest. If the achievement is 120% or more of a target for a component year, 200% of the units associated with that target will vest. Achievement of a target between 80% and 100% and between 100% and 120% will be adjusted on the basis of straight-line interpolation. If the achievement of a daily average organic net sales growth rate target is two percentage points or more below target for a component year, no units associated with this target will vest. If the achievement of a daily average organic net sales growth rate target is 100% of target for a component year, 100% of the units associated with this target will vest. If the achievement of a daily average organic net sales growth rate target is two percentage points or more above target for a component year, 200% of the units associated with this target will vest. Achievement of a daily average organic net sales growth rate between two percentage points below target and target, and between target and two percentage points above target, will be adjusted on the basis of straight-line interpolation.

On November 17, 2019, the performance-based restricted stock awards that were granted in fiscal year 2017 vested. This award had two performance measures, two-year cumulative Adjusted EPS and average organic net sales growth, both equally weighted at 50%. The two-year cumulative Adjusted EPS target for this grant was $5.73. The Company achieved an actual two-year cumulative Adjusted EPS of $4.84. The two-year average organic net sales growth target for this grant was 4.0%. The Company achieved an actual two-year average organic net sales growth of 2.0%. As a result, the grant vested and settled at 13% of the original share target.

General Counsel Transition to Special Advisor

On December 28, 2020, the Company entered into an Executive Employment, Severance and Restrictive Covenant Agreement with Ross D. Cooper (the “Agreement”). The Agreement contemplates that Mr. Cooper will transition from his current role as Executive Vice President and General Counsel to a new position as Special Advisor. The transition will occur as of June 30, 2021, any earlier date on which Beacon appoints a new General Counsel, or otherwise as mutually agreed upon by the Company and Mr. Cooper (the “Transition Date”). The Agreement shall continue in effect from the Transition Date until December 31, 2023 (the “Term”). As the Company’s Special Advisor, Mr. Cooper’s duties shall consist of (i) sourcing, negotiating, and completing business development activities and (ii) any other projects assigned by Beacon’s Chief Executive Officer with Mr. Cooper’s consent. Mr. Cooper shall report to the Company’s Chief Executive Officer. It is expected that Mr. Cooper’s duties will require an average of approximately 25 hours per week. Mr. Cooper’s employment with Beacon shall be exclusive, other than with respect to teaching and related duties for American University or other educational institutions.

As of the Transition Date, Mr. Cooper’s existing Executive Severance and Restrictive Covenant Agreement (described below under “Executive Compensation—Potential Payments upon Termination or Change-in-Control—Severance Agreements”) shall terminate. If Mr. Cooper’s employment terminates prior to the Transition Date, the rights and obligations of the parties shall be determined solely under the terms of such earlier severance agreement.

Effective as of June 30, 2021 or, if later, the Transition Date, Mr. Cooper’s annual base salary shall be adjusted to $300,000. Mr. Cooper shall receive his full annual cash incentive for the performance period ending September 30, 2021, based on actual performance, unless Mr. Cooper’s employment is terminated for cause or he resigns without good reason. Mr. Cooper will not receive future annual cash incentive awards or equity-based compensation grants.

The Agreement contains non-competition provisions continuing through a restriction period. The restriction period is 12 months in the case of termination by the Company for cause or by Mr. Cooper without good reason. The restriction period is 24 months in the case of a termination by the Company without cause or by Mr. Cooper for good reason. In the case of a 12-month restriction period (termination for cause or voluntary resignation without good reason), the non-competition provisions shall apply broadly with respect to industry participants. In the case of a 24-month restriction period (termination without cause or for good reason), the non-competition provisions shall only apply with respect to a list of industry participants identified in, or pursuant to, the Agreement. During the applicable restriction period, Mr. Cooper will be subject to covenants with respect to non-solicitation, non-disparagement, and non-endorsement of competing products. Mr. Cooper is also subject to a perpetual confidentiality covenant.

In the event the Company terminates Mr. Cooper without cause or Mr. Cooper terminates for good reason, in addition to the annual cash incentive described above, the Company shall provide Mr. Cooper with the following benefits:

•	annual base salary until the end of the Term, paid in equal periodic installments on the Company’s regular payroll dates; and
•	continued vesting in all unvested equity awards which would have vested had Mr. Cooper remained employed through such vesting date.

“Cause” and “good reason” have definitions identical to those included in the Severance Agreements described below under “Executive Compensation—Potential Payments upon Termination or Change-in-Control—Severance Agreements.”

Mr. Cooper’s receipt of the above payments and benefits is conditioned upon the execution and delivery, not subsequently revoked, of a waiver and release of claims.

CFO Transition

The Company announced on November 25, 2019, that its Executive Vice President and Chief Financial Officer Joseph Nowicki would leave the Company during the fiscal year ending September 30, 2020. In connection with his departure, the Company and Mr. Nowicki executed a Separation Agreement dated November 24, 2019 (the “Agreement”). Pursuant to the Agreement, Mr. Nowicki remained Executive Vice President and Chief Financial Officer until his successor’s start date in the Chief Financial Officer role on May 15, 2020, after which he remained a full-time employee until his separation date on June 30, 2020. The other material terms of the Agreement are as follows: a) payment of current base salary and participation in benefit plans through the separation date; b) payment of continued salary for one year from the separation date at an annual rate of $505,918; c) payment of $493,271, representing 18 months of annual cash incentive based on Mr. Nowicki’s target 2020 fiscal year annual cash incentive; and d) reimbursement of COBRA premium for one year. At the separation date, the following long-term incentive awards became vested: a) any unvested options that would have vested in calendar year 2020; b) all outstanding unvested time-based RSUs; and c) unvested performance-based RSUs granted in February 2018. Vested stock options could be exercised for 90 days following the separation date. Benefits under the Agreement were subject to Mr. Nowicki’s execution of a general release and compliance with his existing restrictive covenant agreement (with Mr. Nowicki’s separation date being considered the date of resignation under the restrictive covenant agreement).

On May 15, 2020, Frank A. Lonegro became the Company’s Executive Vice President and Chief Financial Officer. Mr. Lonegro’s compensation consists of an annual salary of $550,000, with a target annual incentive of 80% of his annual salary. His incentive for fiscal year 2020 was prorated from his start date. The financial performance portion of his fiscal year 2020 incentive paid out at a minimum of target achievement.

For fiscal year 2020, on his start date, Mr. Lonegro was granted stock options and time-based restricted stock units under the Company's Second Amended and Restated 2014 Stock Plan (the “2014 Stock Plan”) having an aggregate value, after pro-ration, of $500,000 at the date of grant, with 25% of the value in options and 75% in time-based restricted stock units. The stock options will vest one-third annually starting on the first anniversary of the grant and expire on the tenth anniversary of the date of grant. The restricted stock units will vest on the third anniversary of the date of grant. In addition, on his start date, Mr. Lonegro was granted a sign-on award of stock options and time-based restricted stock units under the 2014 Stock Plan having an aggregate value of $700,000 at the date of grant, with 25% of the value in stock options and 75% in time-based restricted stock units. The stock options will vest one-third annually starting on the first anniversary of the grant and expire on the tenth anniversary of the date of grant. The restricted stock units will vest one-half annually starting on the first anniversary of the grant. Mr. Lonegro also receives relocation assistance and other benefits typical for Company executives.

Employment Agreements

Except for Mr. Cooper’s Executive Employment, Severance and Restrictive Covenant Agreement described above, and the Executive Severance and Restrictive Covenant Agreements described below under “Executive Compensation—Potential Payments upon Termination or Change-in-Control—Severance Agreements”, there are no other employment, severance or change-in-control agreements currently entered into by and between any current executive officer and the Company.

Stock Ownership Guidelines

Our named executive officers and members of our Executive Committee (consisting of divisional executive vice presidents and corporate executive vice presidents) are expected to own stock of the Company having a value set forth below:

•	Chief Executive Officer = 5 times annual base salary
•	Named executive officers and Executive Committee members = 2 times annual base salary

Until the ownership level is met, executives are required to retain 50% of net profit shares attributable to stock option exercises or vesting of restricted stock units until the specified ownership level is attained. Profit shares represent the shares remaining after payment of applicable tax obligations and, in the case of stock options, payment of the stock option exercise price. There is no defined time period to meet the stock ownership requirement. Participants may satisfy their ownership guidelines with (i) shares directly owned, (ii) shares held in the Company 401(k) plan, (iii) time vested restricted stock units (which settle in stock), even if not vested and (iv) “in-the-money” value of vested stock options, based upon the spread between the exercise price and the current stock price. Unvested stock options and unearned performance based restricted stock units are not counted.

In addition, pursuant to the Company’s Insider Trading and Prohibition of Hedging and Pledging Policy (available on the “Investor Relations” page at www.becn.com), Company directors, officers, employees and members of their households may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities, including the purchase or sale of puts or calls or the use of any other derivative instruments, nor may they hold Company securities in a margin account or pledge Company stock as collateral for a loan.

Retirement and Executive Life Insurance Plans

The Company sponsors a defined contribution 401(k) plan, which covers substantially all of our U.S. employees, including our named executive officers. We currently provide a match of 50% of participants’ before-tax contributions up to 3% of eligible compensation. During fiscal year 2020, we contributed a match for each of the named executives. Additional annual profit-sharing contributions may be made at the discretion of the Board of Directors but were not made for fiscal year 2020.

Our named executive officers do not participate in any special or separate executive retirement plans. We consider our 401(k) plan to be an important factor in our ability to hire, retain and motivate our employees by providing an added measure of financial security for our employees.

The Company provides an executive life insurance benefits program for the named executive officers and other key executives. The program provides life insurance at a coverage level of three times (3x) base salary up to $2.0 million. The Company subsidizes the required premium payments for each employee.

Perquisites

We have no formal perquisites program. Personal benefits may be provided from time to time when we determine that such personal benefits are a useful part of an executive’s compensation package. Specifically, we have agreed to provide each of the named executive officers with a monthly auto allowance of $1,000 and reimbursement of their fuel costs and other driving expenses.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code as in effect for fiscal years prior to 2018 limited the deductibility of executive compensation paid to the Chief Executive Officer and to each of the three other most highly compensated officers of a public company (other than the Chief Financial Officer) who are named executive officers to $1 million per year. However, compensation that was considered qualified “performance-based compensation” generally did not count toward the $1 million deduction limit.

The Tax Cuts and Jobs Act of 2017 amended Section 162(m) to cover a public company’s chief financial officer and eliminated the performance-based exception. Accordingly, the Company’s grants of stock options, performance-based restricted stock units and annual cash incentive payments made for fiscal year 2018 and later years no longer qualify for this exception. Under a transition rule, outstanding stock options and performance-based restricted stock units will not be subject to Section 162(m) as amended to the extent such compensation is considered paid pursuant to a binding written contract in effect as of November 2, 2017.

The Compensation Committee takes into consideration the potential deductibility of the compensation as one of the factors to be considered when establishing our executive compensation program. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards our executive officers that are critical to our success. Following the Tax Cuts and Jobs Act, the Compensation Committee may continue to consider tax deductibility as a factor in determining executive compensation but may not structure its compensation arrangements around tax deductibility. The Compensation Committee will continue to monitor the effect of tax reform on our executive compensation program.

Incentive Compensation Recoupment Policy

In the event of a financial statement restatement resulting from misconduct by a named executive officer or an officer who is a member of our Executive Committee, the Compensation Committee will review all incentive compensation paid, awarded or granted on or after January 1, 2017 to the involved officer. In its sole discretion, the Compensation Committee can decide to recoup from the officer all or a portion of the following incentive compensation:

•

Incentive Plan:  The Compensation Committee can (i) cancel and forfeit the officer’s annual incentive opportunity for the then current plan year, and/or (ii) require repayment of any incentive awards previously paid for prior years within the recoupment period described below.

•

Equity:  The Committee can (i) cancel and forfeit any outstanding equity awards, (ii) require the officer to return a number of shares of Company stock received upon vesting and settlement of any restricted stock unit awards during the recoupment period described below (or pay the cash value of such shares), and (iii) require the officer to return a number of shares received upon the exercise of any stock options during the recoupment period described below (or pay the cash value of such shares).

The Compensation Committee may seek recoupment if the officer’s misconduct occurs within 36 months following the payment, vesting or award of the incentive compensation.

All named executive officers and members of the Executive Committee have agreed to the terms of this policy.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the “Compensation Disclosure and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Chief Financial Officer and General Counsel. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE:

Neil S. Novich, Chairman

Richard W. Frost

Alan Gershenhorn

Robert M. McLaughlin

Douglas L. Young

Executive Compensation

The following table sets forth all compensation earned during the fiscal years ended September 30, 2020, 2019, and 2018, by each person who served as our Chief Executive Officer and our Chief Financial Officer during fiscal year 2020, and by our three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the fiscal year, collectively referred to as our named executive officers:

SUMMARY COMPENSATION TABLE

Name and principal position	Fiscal year	Salary ($)	Bonus[1] ($)	Stock awards[2] ($)	Option awards[3] ($)	Non-equity incentive plan compensation[4] ($)	All other compensation[5] ($)	Total ($)
Julian G. Francis	2020	$753,846	$-	$1,800,017	$599,995	$768,000	$184,060	$4,105,918
President and	2019	113,846	568,110	1,649,984	649,995	109,534	49,675	3,141,144
Chief Executive Officer

Frank A. Lonegro	2020	$211,538	$8,423	$899,996	$300,000	$189,269	$7,671	$1,616,897
Executive Vice President
and Chief Financial Officer

C. Eric Swank	2020	$515,385	$-	$674,989	$225,005	$435,600	$26,460	$1,877,439
Chief Operating Officer	2019	482,417	-	543,737	181,251	52,500	21,351	1,281,256
	2018	433,081	-	474,980	118,744	52,381	23,851	1,103,037

Christopher A. Harrison	2020	$405,916	$-	$262,505	$87,505	$224,127	$28,736	$1,008,789
Executive Vice President and	2019	413,963	-	299,996	100,004	45,778	51,517	911,258
Chief Human Resources Officer	2018	405,846	-	400,050	99,997	44,880	68,861	1,019,634

Ross D. Cooper	2020	$449,685	$-	$232,516	$77,495	$248,294	$27,058	$1,035,048
Executive Vice President,	2019	458,599	-	262,514	87,500	50,714	24,634	883,961
General Counsel and Secretary	2018	449,607	-	350,023	87,500	49,719	22,594	959,443

Joseph M. Nowicki	2020	$390,388	$-	$427,512	$142,505	$-	$136,695	$1,097,100
Former Executive Vice President	2019	493,379	-	487,491	162,496	64,480	21,620	1,229,466
and Chief Financial Officer	2018	482,459	-	649,964	162,502	63,215	28,865	1,387,005

____________________________

[1]

For Mr. Francis, this amount reflects a sign-on cash award and an amount equal to the prorated unpaid annual cash incentive from his previous employer. For Mr. Lonegro, this amount reflects the portion of the financial component of his annual incentive paid in excess of amounts earned under the performance measure.

[2]

These amounts represent the estimated grant date fair value of time-based and performance-based restricted stock unit awards computed in accordance with FASB ASC Topic 718. They are recognized by the Company as share-based compensation expense over a three-year period. Assuming performance-based restricted stock units vest at the maximum level, which is 200% of the target, the grant date values of fiscal year 2020 performance-based restricted stock units would be as follows: Mr. Francis — $2,400,000; Mr. Swank — $900,008; Mr. Harrison — $350,029; Mr. Cooper — $309,999; and Mr. Nowicki — $569,994. For additional information regarding assumptions underlying the valuation of stock awards, please refer to Notes 2 and 6 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2020.

[3]

These amounts represent the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718. They are recognized by the Company as share-based compensation expense over the three-year vesting period. For additional information, please refer to Notes 2 and 6 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2020.

[4]	These amounts represent the annual cash incentives that were paid during the first quarter of the following fiscal year.
[5]

For fiscal year 2020, these amounts include Company matching contributions to the 401(k) plan (combined totals of $8,550 for Mr. Francis, $2,594 for Mr. Lonegro, $10,650 for Mr. Swank, $10,650 for Mr. Harrison, $8,530 for Mr. Cooper and $4,265 for Mr. Nowicki) along with executive life insurance payments (including a tax gross-up of $42 for Mr. Francis, $71 for Mr. Swank, $70 for Mr. Harrison, $85 for Mr. Cooper and $130 for Mr. Nowicki), auto allowance, and fuel and other driving cost reimbursement. Mr. Francis' amount also includes a housing allowance of $52,598 (including a tax gross-up of $16,598) and a relocation reimbursement of $108,717 (including a tax gross-up of $49,031). Mr. Nowicki's amount also includes $112,859 of base pay continuation and $3,727 of COBRA medical benefits premium reimbursement as part of his separation agreement.

The following table sets forth the individual grants of plan-based awards to the named executive officers during the fiscal year ended September 30, 2020:

FISCAL YEAR 2020 GRANTS OF PLAN-BASED AWARDS

		Estimated future payouts under non-equity incentive plan awards[1]			Estimated future payouts under equity incentive plan awards[2]			All other stock awards: number of shares of stock or	All other option awards: number of securities underlying	Exercise or base price of option	Grant date fair value of stock and option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units[3]	options[4]	awards	awards[5]
Name	date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/share)	($)
Julian G. Francis		$-	$800,000	$1,472,000
	11/12/2019								54,545	$33.47	$599,995
	11/12/2019							17,927			$600,017
	11/12/2019				—	35,853	71,706				$1,200,000
Frank A. Lonegro		$-	$197,692	$363,753
	4/20/2020								42,796	$17.51	$300,000
	4/20/2020							51,399			$899,996
C. Eric Swank		$-	$440,000	$809,600
	11/12/2019								20,455	$33.47	$225,005
	11/12/2019							6,722			$224,985
	11/12/2019				—	13,445	26,890				$450,004
Christopher A. Harrison		$-	$233,466	$429,577
	11/12/2019								7,955	$33.47	$87,505
	11/12/2019							2,614			$87,491
	11/12/2019				—	5,229	10,458				$175,015
Ross D. Cooper		$-	$258,640	$475,897
	11/12/2019								7,045	$33.47	$77,495
	11/12/2019							2,316			$77,517
	11/12/2019				—	4,631	9,262				$155,000
Joseph M. Nowicki		$-	$328,847	$605,078
	11/12/2019								12,955	$33.47	$142,505
	11/12/2019							4,258			$142,515
	11/12/2019				—	8,515	17,030				$284,997

____________________________

[1]

These non-equity incentive plan awards were based on Company-wide AEBITDA, average operating working capital as a percentage of sales and individual performance. Mr. Lonegro’s award was based on a partial year of employment at the Company. See Compensation Discussion and Analysis under the headings “Annual Cash Incentives” and “CFO Transition.”

[2]

These restricted stock units vest and convert into common shares after the end of fiscal year 2022, subject to the Company achieving fiscal year 2020, 2021 and 2022 Adjusted EPS and average organic net sales growth targets, each weighted at 50%, and the units can vest at a percentage equal to 0% to 200% of the target. See Compensation Discussion and Analysis under the heading “Equity Compensation.”

[3]

These time-based restricted stock units will vest and convert into common shares upon the third anniversary of the grant date, except for 29,983 of the restricted stock units granted to Mr. Lonegro, which will vest in two equal installments on the first and second anniversary of the date of the award. See Compensation Discussion and Analysis under the heading “CFO Transition.”

[4]

These stock options vest (become exercisable) in three annual installments on the first, second and third anniversaries of the grant date, and expire ten years from the date of grant. See Compensation Discussion and Analysis under the heading “Equity Compensation.”

[5]

These amounts represent the grant date fair value of stock options and restricted stock units awarded to the named executive officers in fiscal year 2020, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Notes 2 and 6 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2020.

The following table sets forth details of all of the outstanding equity awards of the named executive officers as of September 30, 2020:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards[1]				Stock Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested[2] (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested[3] (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Julian G. Francis	8/22/2019	20,995	41,989	$31.16	8/22/2029
	8/22/2019								41,720	$1,296,240
	8/22/2019					11,232		$348,978
	11/12/2019	—	54,545	$33.47	11/12/2029
	11/12/2019								35,853	$1,113,953
	11/12/2019					17,927		$556,992
Frank A. Lonegro	4/20/2020	—	42,796	$17.51	4/20/2030
	4/20/2020					29,983		$931,572
	4/20/2020					21,416		$665,395
C. Eric Swank	11/22/2013	1,883	—	$36.19	11/22/2023
	11/21/2014	3,690	—	$28.64	11/21/2024
	11/20/2015	6,127	—	$37.89	11/20/2025
	11/18/2016	7,477	—	$47.40	11/18/2026
	11/16/2017	4,991	2,496	$55.17	11/16/2027
	11/16/2017					2,152		66,863
	2/12/2018					6,526	(4)	202,763
	11/13/2018	4,524	9,047	$27.26	11/13/2028
	11/13/2018								8,712	270,682
	11/13/2018					4,356		135,341
	1/2/2019	1,949	3,898	$32.53	1/2/2029
	1/2/2019								3,843	119,402
	1/2/2019					1,921		59,685
	11/12/2019	—	20,455	$33.47	11/12/2029
	11/12/2019								13,445	417,736
	11/12/2019					6,722		208,853
Christopher A. Harrison	10/13/2014	2,333	—	$24.17	10/13/2024
	11/21/2014	1,538	—	$28.64	11/21/2024
	11/20/2015	5,147	—	$37.89	11/20/2025
	11/18/2016	5,982	—	$47.40	11/18/2026
	11/16/2017	4,203	2,102	$55.17	11/16/2027
	11/16/2017					1,813		56,330
	2/12/2018					5,496	(4)	170,761
	11/13/2018	3,810	7,619	$27.26	11/13/2028
	11/13/2018								7,337	227,961
	11/13/2018					3,668		113,965
	11/12/2019	—	7,955	$33.47	11/12/2029
	11/12/2019								5,229	162,465
	11/12/2019					2,614		81,217
Ross D. Cooper	11/14/2012	2,000	—	$30.15	11/14/2022
	11/22/2013	4,311	—	$36.19	11/22/2023
	11/21/2014	4,225	—	$28.64	11/21/2024
	11/20/2015	5,147	—	$37.89	11/20/2025
	11/18/2016	5,278	—	$47.40	11/18/2026
	11/16/2017	3,678	1,839	$55.17	11/16/2027
	11/16/2017					1,586		49,277
	2/12/2018					4,809	(4)	149,416
	11/13/2018	3,333	6,667	$27.26	11/13/2028
	11/13/2018								6,420	199,469
	11/13/2018					3,210		99,735
	11/12/2019	—	7,045	$33.47	11/12/2029
	11/12/2019								4,631	143,885
	11/12/2019					2,316		71,958

____________________________

[1]	All stock options granted under our 2004 Stock Plan and our 2014 Stock Plan vest in three annual installments on the first, second and third anniversary of the grant date.
[2]

These time-based restricted stock units vest and convert into common shares upon the third anniversary of the grant date, unless otherwise noted. The total market value is based on the price of our common stock of $31.07 per share at the end of fiscal year 2020.

[3]

These performance-based restricted stock units vest on the third anniversary of the grant date, subject to the Company meeting defined performance metrics. The total market value is based on the price of our common stock of $31.07 per share at the end of fiscal year 2020 and vesting at target.

[4]

These performance-based restricted stock units vest on November 16, 2020, subject to the Company meeting defined performance metrics. The performance conditions were satisfied during fiscal year 2020 and thereafter were subject only to time-based vesting. Accordingly, these restricted stock units are shown with other time-based restricted stock units.

The following table sets forth certain information regarding stock option awards exercised and restricted stock unit awards vested by the named executive officers during the fiscal year ended September 30, 2020:

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise[1] ($)	Number of shares acquired on vesting (#)	Value realized on vesting[2] ($)
Julian G. Francis	—	$—	—	$—
Frank A. Lonegro	—	—	—	—
C. Eric Swank	—	—	2,825	97,378
Christopher A. Harrison	—	—	2,260	77,902
Ross D. Cooper	—	—	1,994	68,733
Joseph M. Nowicki	19,761	58,029	25,833	711,502

____________________________

[1]	Calculated by multiplying the difference between the market price and exercise price on the date(s) of exercise by the number of common shares acquired.
[2]	Calculated by multiplying the market price on the vesting date(s) by the number of underlying common shares.

Potential Payments upon Termination or Change-in-Control

Equity Award Agreements

Pursuant to stock option award agreements with our named executive officers, all of their outstanding stock options will vest upon death, disability or retirement (i.e., termination on or after age 65) and in the event of a change in control (subject to the conditions discussed below).

Pursuant to restricted stock unit award agreements with our named executive officers, restricted stock units will vest upon death, disability, or, subject to the conditions discussed below, a change of control (at target in the case of performance-based units). In the case of retirement, restricted stock units will vest (in the case of performance-based units, at the end of the performance period based on actual performance, or upon death, if earlier, at the target level).

Equity awards granted in fiscal year 2015 and later contain a “double trigger” change in control mechanism. Unless an award is continued or assumed by a public company in an equitable manner, it shall become fully vested immediately prior to a change in control (at 100% in the case of a performance-based award). If an award is so continued or assumed, vesting will continue in accordance with the terms of the award, unless there is a qualifying termination (without cause or for good reason) within one-year following the change in control, in which event the award shall become fully vested immediately (at 100% in the case of a performance-based award). Options granted prior to fiscal year 2015 vest immediately upon a change in control.

For purposes of the equity award agreements, “change in control” means: (a) any individual or entity becomes the beneficial owner of securities of the Company representing 50.1% or more of the combined voting power of the Company; (b) the Company consummates a merger, consolidation or other similar transaction unless, following such transaction, more than 50% of the combined voting power of the surviving entity or its parent is then beneficially owned by all or substantially all of the beneficial owners of the Company’s outstanding securities immediately prior to such transaction, in substantially the same proportions; (c) the Company sells all or substantially all of its business and/or assets unless, following such sale, more than 50% of the combined voting power of the outstanding securities of the acquiring entity or its parent is then beneficially owned by all or substantially all of the beneficial owners of the Company’s outstanding securities immediately prior to such sale, in substantially the same proportions; or (d) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board (and any new directors, whose appointment by the Board or nomination for election was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the period or whose appointment or nomination was so approved, other than those elected as a result of an actual or threatened proxy contest) cease for any reason to constitute a majority of the Board. “Cause” and “good reason” have definitions substantially similar to those included in the Severance Agreements discussed below.

Severance Agreements

Pursuant to Executive Severance and Restrictive Covenant Agreements (the “Severance Agreements”) with each of our named executive officers (other than Mr. Nowicki), in the event the Company terminates a named executive officer without cause, or a named executive officer terminates for good reason, the Company shall provide the named executive officer with the following payments and benefits:

•	18 months of annual base salary (24 months in the case of the CEO), paid in equal periodic installments on the Company’s regular payroll dates;
•	150% (200% in the case of the CEO) of the named executive officer’s target annual cash incentive, paid in equal periodic installments over the salary continuation period;
•	the annual cash incentive with respect to any fiscal year completed prior to the termination date but not yet paid, paid in a lump sum on the date such cash incentive is paid to other employees;
•

to the extent named executive officer elects health benefit continuation under COBRA, continued participation in Beacon’s health plan at active employee rates for 12 months (18 months in the case of the CEO); and

•	continued vesting in all unvested equity awards that are scheduled to vest in the 12-month period following the termination date.

For purposes of the Severance Agreement, “cause” means: (i) gross negligence or willful misconduct in the performance of duties, (ii) refusal to perform duties as reasonably and lawfully directed (subject to notice and cure period), (iii) any act of fraud or embezzlement, wrongful taking for personal use, or self-dealing, (iv) conviction for (or plea of guilty or nolo contendre to) any felony or lesser crime involving moral turpitude that reasonably would be expected to materially damage the Company financially or reputationally, (v) material failure to comply with any material written policy (subject to notice and cure period), (vi) use of any illegal drug or abuse or misuse of alcohol and/or prescription drugs which materially adversely affects performance, or (vii) dissemination of confidential information or breach of restrictive covenants (excluding any unintentional and de minimis violations that are promptly cured). “Good reason” means, without the named executive officer’s consent, (i) a material reduction in authority, duties, or responsibilities, (ii) a greater than ten percent (10%) reduction in base salary (on an annualized basis), other than as part of an across-the-board reduction affecting similarly situated Beacon executives of not greater than twenty percent (20%) on an annualized basis and not in excess of 12 months, (iii) a relocation of primary work location more than 50 miles (and not closer to the then primary residence), or (iv) a material breach by the Company of any employment agreement (subject to notice and cure period, and resignation after cure period).

A named executive officer’s receipt of the above payments and benefits is conditioned upon the execution and delivery, not subsequently revoked, of a waiver and release of claims.

The Severance Agreements contain non-competition provisions continuing through a restriction period. The restriction period is 12 months in the case of termination by the Company for cause or by the named executive officer without good reason. The restriction period is 24 months (36 months in the case of the CEO) in the case of a termination by the Company without cause or by the named executive officer for good reason. In the case of a 12-month restriction period (termination for cause or voluntary resignation without good reason), the non-competition provisions shall apply broadly with respect to industry participants. In the case of a 24-month or 36-month restriction period (termination without cause or for good reason), the non-competition provisions shall apply with respect to a list of industry participants identified in, or pursuant to, the Severance Agreement. During the applicable restriction period, the named executive officer will be subject to covenants with respect to non-solicitation, non-disparagement, and non-endorsement of competing products. The named executive officers are also subject to a perpetual confidentiality covenant.

Cooper Agreement

For a description of Mr. Cooper’s Executive Employment, Severance and Restrictive Covenant Agreement, please see “General Counsel Transition to Special Advisor” in the Compensation Discussion and Analysis.

Amounts Payable

The following table quantifies the amounts that would be payable to the named executive officers (1) upon termination of their employment without cause or for good reason under the terms of our Severance Agreements and (2) upon death, disability or retirement, or, if applicable, upon a change in control or qualifying termination following a change in control under the terms of our equity award agreements. The amounts shown assume that the triggering events occurred on the last day of our fiscal year, September 30. 2020. Mr. Nowicki is not included in the table as his separation date was prior to September 30, 2020, and amounts paid or payable under his Separation Agreement are set forth below the table. Amounts that would be payable to Mr. Cooper as severance benefits under his Executive Employment, Severance and Restrictive Covenant Agreement cannot be quantified as of September 30, 2020, since this agreement was entered into after the end of the last fiscal year and any potential severance benefits are not available until a Transition Date, which cannot currently be determined.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Name	Benefit	Involuntary termination without cause or voluntary termination for good reason	Death, disability or retirement	Change in control[1]
Julian G. Francis	Base salary continuation	$1,600,000	$-	$-
	Annual cash incentive	1,600,000	-	-
	Value of unvested stock options[2]	-	-	-
	Value of unvested RSUs[3]	-	3,316,163	3,316,163
	Health benefit[4]	32,626	-	-
	Total estimated value	$3,232,626	$3,316,163	$3,316,163

Frank A. Lonegro	Base salary continuation	$825,000	$-	$-
	Annual cash incentive	660,000	-	-
	Value of unvested stock options[2]	193,433	580,314	580,314
	Value of unvested RSUs[3]	-	1,596,967	1,596,967
	Health benefit[4]	21,751	-	-
	Total estimated value	$1,700,184	$2,177,281	$2,177,281

C. Eric Swank	Base salary continuation	$825,000	$-	$-
	Annual cash incentive	660,000	-	-
	Value of unvested stock options[2]	17,233	34,469	34,469
	Value of unvested RSUs[3]	269,625	1,481,324	1,481,324
	Health benefit[4]	21,612	-	-
	Total estimated value	$1,793,470	$1,515,793	$1,515,793

Christopher A. Harrison	Base salary continuation	$636,725	$-	$-
	Annual cash incentive	350,199	-	-
	Value of unvested stock options[2]	14,512	29,028	29,028
	Value of unvested RSUs[3]	227,091	812,698	812,698
	Health benefit[4]	24,672	-	-
	Total estimated value	$1,253,199	$841,726	$841,726

Ross D. Cooper	Base salary continuation	$705,381	$-	$-
	Annual cash incentive	387,960	-	-
	Value of unvested stock options[2]	12,703	25,401	25,401
	Value of unvested RSUs[3]	198,693	713,740	713,740
	Health benefit[4]	21,751	-	-
	Total estimated value	$1,326,486	$739,141	$739,141

____________________________

[1]

Equity awards granted in fiscal years 2015 and later are subject to a “double trigger.” Amounts presented assume such awards were not continued or assumed by a public company in an equitable manner (with or without a termination), or were so continued or assumed followed by a qualifying termination (without cause or for good reason) within one year following the change in control.

[2]

Based on a Company stock price of $31.07 as of September 30, 2020, and the difference between such stock price and the exercise price of unvested options. Pursuant to the terms of the Severance Agreements, stock option awards will continue to vest over 12 months following a termination without cause or for good reason. Accordingly, values for such a termination cannot be determined as of September 30, 2020, and the amounts shown assume a stock price of $31.07 on each future vesting date.

[3]

Based on a Company stock price of $31.07 as of September 30, 2020. Pursuant to the terms of the Severance Agreements, restricted stock awards will continue to vest over 12 months following a termination without cause or for good reason. Accordingly, values for such a termination cannot be determined as of September 30, 2020, and the amounts shown assume a stock price of $31.07 on each future vesting date. In addition, in the case of retirement, performance-based restricted stock units will vest at the end of the performance period based on actual performance, or upon death, if earlier, at the target level. Accordingly, values of performance-based restricted stock units at retirement cannot be determined as of September 30, 2020, and the amounts shown assume vesting at target and a stock price of $31.07 on the vesting date.

[4]

Amounts in this row consist of projected premiums for health benefit coverage, reduced by the amount of projected employee premiums, during the coverage continuation period for each named executive officer.

For a description of Mr. Nowicki’s Separation Agreement, please see “CFO Transition” in the Compensation Discussion and Analysis. Under the terms of his agreement, the values of his separation benefits as of June 30, 2020, the date of his separation, were as follows: vesting of restricted stock units — $582,619; salary continuation — $505,918; cash incentive amount — $493,271; reimbursement of COBRA premium — $14,908. The value of the vesting restricted stock units was calculated based on the price of the Company’s stock of $26.37 as of June 30, 2020, the date of vesting. In addition, the value of his vesting options of $21,178 was calculated based on actual value received (proceeds less exercise price) upon the subsequent exercise of such options. The total estimated value of his separation benefits was $1,617,894. Such benefits are conditioned on Mr. Nowicki’s continued compliance with his existing restrictive covenant agreement.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the ratio of the annual total compensation of Mr. Francis, our Chief Executive Officer, to the median employee’s annual total compensation. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Identification of Median Employee

We selected September 30, 2020, the end of our fiscal year, as the date on which to determine our median employee. For purposes of identifying the median employee, we considered all 7,381 U.S. employees, excluding the CEO. We selected gross earnings (which we define as all earnings before pre-tax payroll deductions) as it represents a broad and comprehensive measure of all compensation delivered to our U.S. employees and is readily available. In addition, we measured compensation for purposes of determining the median employee using the twelve-month period ending September 30, 2020. Relying on the de minimis exemption under the rules, we excluded all non-U.S. employees (all located in Canada) who in the aggregate comprised less than 5% of our total employees. Our total number of U.S. employees was 7,381 and our total number of non-U.S. employees was 218.

Ratio

Mr. Francis’s annual total compensation, as reported in the 2020 Summary Compensation Table, was $4,105,918. The median employee’s fiscal year 2020 annual total compensation that would be reportable in the Summary Compensation Table was $60,383. Based on this information, the ratio of the annual total compensation of Mr. Francis to the annual total compensation of our median employee is 68 to 1.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2020, Neil Novich, Barbara Fast, Alan Gershenhorn, Douglas Young, Robert McLaughlin and Richard Frost served on the Compensation Committee. There are no Compensation Committee interlocks. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or any of our subsidiaries.

Compensation of Directors

The following table summarizes the compensation earned by our directors during the year ended September 30, 2020:

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($)	Stock awards[1] ($)	Non-equity incentive plan compensation[2] ($)	All other compensation[3] ($)	Total ($)
Carl T. Berquist	$122,671	$130,015	$-	$-	$252,686
Robert R. Buck	-	500,008	36,000	287,808	823,816
Barbara G. Fast	103,846	130,015	-	-	233,861
Richard W. Frost	114,257	130,015	-	-	244,272
Alan Gershenhorn	102,671	130,015	-	-	232,686
Philip W. Knisely[4]	149,808	130,015	-	-	279,823
Robert M. McLaughlin	98,670	130,015	-	-	228,685
Neil S. Novich	108,846	130,015	-	-	238,861
Stuart A. Randle[5]	121,496	130,015	-	-	251,511
Nathan K. Sleeper	86,346	130,015	-	-	216,361
Douglas L. Young	103,846	130,015	-	-	233,861

____________________________

[1]

These amounts reflect the total estimated grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718. For Mr. Buck, consists of a grant of time-based restricted stock units for services as an employee, which units are scheduled to vest on November 16, 2022. For additional information regarding assumptions underlying the valuation of stock awards, please refer to Notes 2 and 6 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2020.

[2]	For Mr. Buck, consists of an annual cash incentive payment for services as an employee paid in the first quarter of fiscal year 2021.
[3]

For Mr. Buck, consists of employee compensation including salary of $251,077 and Company matching contributions to the 401(k) plan (combined fiscal year 2020 total of $7,832) along with executive life insurance payments ($13,430, including a tax gross-up of $316), auto allowance, and fuel and other driving cost reimbursement.

[4]	Chairman of the Board.
[5]	Lead Independent Director.

As of September 30, 2020, stock options outstanding, stock options exercisable and stock awards outstanding for each director included the following:

Name	Options outstanding (#)	Options exercisable (#)	Stock awards outstanding (#)
Carl T. Berquist	—	—	13,267
Robert R. Buck	58,592	43,814	42,385
Barbara G. Fast	—	—	8,432
Richard W. Frost	—	—	24,106
Alan Gershenhorn	—	—	16,097
Philip W. Knisely	—	—	14,873
Robert M. McLaughlin	—	—	5,768
Neil S. Novich	—	—	24,106
Stuart A. Randle	—	—	20,224
Nathan K. Sleeper	—	—	9,247
Douglas L. Young	—	—	18,702

Our non-employee director compensation program is composed of the following:

•	an annual retainer of $90,000;
•

an annual stock award valued at approximately $130,000 which fully vests on the first anniversary of the grant date but does not settle until the date of the director’s termination of service on the Board, except that directors holding common stock and outstanding vested unexercised/unsettled equity awards with a total fair value that is greater than or equal to five times the annual cash retainer may elect to have future grants settle simultaneously with vesting;

•	an additional annual retainer of $100,000 for the Chairman;
•	an additional annual retainer of $25,000 for the Lead Independent Director;
•	an additional annual retainer of $25,000 for the Audit Committee chair, $15,000 for the Compensation Committee chair, and $12,500 for the Nominating & Corporate Governance Committee chair;
•	an additional annual retainer of $10,000 for service on the Audit Committee and $7,500 for service on the other committees;
•

non-employee directors are subject to stock ownership guidelines that require directors to hold common stock and outstanding vested unexercised/unsettled equity awards with a total fair value greater than or equal to five times the annual cash award before any vested restricted stock units may be settled prior to termination of service on the Board; and

•

in addition, pursuant to the Company’s Insider Trading and Prohibition of Hedging and Pledging Policy (available on the “Investor Relations” page at www.becn.com), Company directors, officers, employees and members of their households may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities, including the purchase or sale of puts or calls or the use of any other derivative instruments, nor may they hold Company securities in a margin account or pledge Company stock as collateral for a loan.

The retainer amounts set forth above were effective February 11, 2020 and were set by the Compensation Committee after a review with its consultant FW Cook of current market practices for similarly situated companies. These amounts reflect increases, from the prior compensation program, of $10,000 in each of the annual retainer and the annual stock award and $2,500 in the Nominating &

Corporate Governance Committee chair annual retainer. In addition, the Committee instituted an annual Chairman’s retainer in connection with the transition from an executive to non-executive Chairman.

In July 2020, the Board of Directors established a Transaction Committee, currently consisting of Stuart Randle, Alan Gershenhorn, Rick Frost, Robert McLaughlin, Nathan Sleeper and Carl Berquist, for the purpose of exploring, evaluating and negotiating of a potential sale of Beacon’s interior products business. Mr. Randle serves as chair. The Transaction Committee will serve until the consummation of the recently announced sale of the business to affiliates of American Securities LLC. As compensation for service on the Committee, the chair will receive an annual retainer of $15,000 and each other member will receive an annual retainer of $7,500, in each case prorated for partial year service.

Additional fees may be payable if the number of Board or committee meetings exceed 12 or 8, respectively, during a fiscal year. We reimburse members of our Board of Directors for any out-of-pocket expenses they incur in connection with services provided as directors.

Directors who are employees of the Company do not receive compensation for their services as directors. The compensation set forth in the table above for Mr. Buck, consisting of salary, an annual cash incentive payment, time-based restricted stock units and certain other compensation, was paid for services as an employee. Employee compensation for Mr. Francis is set forth in the Summary Compensation Table above.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. We are subject to the Sarbanes-Oxley Act and the Dodd-Frank Act which, among other things, establish, or provide the basis for, a number of corporate governance standards and disclosure requirements. We are following the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Act and SEC rules as they relate to us.

EMPLOYEE CODE OF BUSINESS ETHICS AND CONDUCT

We have adopted the Beacon Roofing Supply, Inc. Code of Conduct, a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any other persons performing similar functions. This code of conduct is available on our website at www.becn.com. If we make any substantive amendments to this code of conduct or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any other persons performing similar functions, we will disclose the nature of such amendment or waiver on our website within four business days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We purchase products from Cornerstone Building Brands, Inc. (formerly Ply Gem Industries, Inc.) and its subsidiaries (collectively, “Cornerstone”), the largest North American integrated manufacturer and marketer of external building products for the commercial, residential, and repair & remodel construction industries. Investment funds managed by, or affiliated with, Clayton, Dubilier & Rice, LLC own a substantial minority of the capital stock of Cornerstone. During the twelve months ending September 30, 2020, Cornerstone invoiced us an aggregate of approximately $114 million. We believe that the terms of the purchases made from Cornerstone were no less favorable to the Company in the aggregate than would otherwise have been obtained from unrelated third parties. Our relationship with Cornerstone predates the CD&R investment in the Company.

On August 24, 2017, in connection with the execution of a stock purchase agreement with respect to the acquisition of Allied Building Products Corp. (the “Allied Acquisition”), the Company entered into an investment agreement (the “Investment Agreement”) with CD&R Boulder Holdings, L.P. (the “CD&R Stockholder” and, together with its affiliated funds, the “CD&R Investors”) and Clayton, Dubilier & Rice Fund IX, L.P. for the purchase of shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”). On January 2, 2018, in conjunction with the closing of the Allied Acquisition, CD&R Stockholder purchased 400,000 shares of Preferred Stock with an aggregate liquidation preference of $400.0 million, at a purchase price of $1,000 per share. The Preferred Stock is convertible perpetual participating preferred stock of the Company, with an initial conversion price of $41.26 per share, subject to customary anti-dilution adjustments, and accrue dividends at a rate of 6.0% per annum (payable in cash or in-kind), subject to adjustment to 9.0% per annum on the occurrence of certain triggering events.

Subject to certain limitations, the Company has the option to redeem the outstanding Preferred Stock, in whole or in part, for an aggregate redemption price equal to two times the liquidation value of the shares being redeemed. In the event of a change of control of the Company, each holder of the Preferred Stock will have the option to require the Company to purchase all or any portion of its shares at a price per share equal to the liquidation value of such shares.

Holders of the Preferred Stock generally will be entitled to vote with holders of shares of the Company’s common stock on all matters submitted for a shareholder vote (voting together with holders of shares of the Company’s common stock as one class) and will be entitled to a number of votes equal to the number of votes to which shares of the Company’s common stock issuable upon conversion of such Preferred Stock would have been entitled. Additionally, certain matters will require the approval of the holders of a majority of the outstanding Preferred Stock, voting as a separate class. Holders of the Preferred Stock have agreed to cause the Preferred Stock and common stock beneficially owned to be voted at any meeting of shareholders (i) in favor of each director nominated and recommended by the Board for election and (ii) against any shareholder nominations for director or other shareholder proposals which are not approved and recommended by the Board.

The Investment Agreement provides that the CD&R Investors (i) may designate two directors, for so long as the CD&R Investors hold Preferred Stock (or shares of the Company’s common stock issued upon conversion of the Preferred Stock) representing at least 50% of the shares of Preferred Stock initially issued to the CD&R Stockholder at closing, and (ii) may designate one director, for so long as the CD&R Investors hold Preferred Stock (or shares of the Company’s common stock issued upon conversion of the Preferred Stock) representing less than 50%, but at least 25%, of such shares so received by the CD&R Stockholder.

For so long as the CD&R Investors hold Preferred Stock (or shares of the Company’s common stock issued upon conversion of the Preferred Stock) representing at least 25% of the shares of the Preferred Stock initially issued to the CD&R Stockholder at closing, the CD&R Investors will have customary preemptive rights to participate in future equity and equity-linked issuances by the Company up to the extent necessary to maintain its pro rata ownership percentage in the Company, subject to customary exceptions.

On January 2, 2018, pursuant to the Investment Agreement, the Company entered into a registration rights agreement with the CD&R Stockholder, pursuant to which the Company agreed to file a resale shelf registration statement for the benefit of the CD&R Stockholder and its permitted transferees (collectively, the “CD&R Stockholders”) upon the request of the CD&R Stockholder, and pursuant to which the CD&R Stockholders may make up to four requests that the Company conduct an underwritten offering of, or register, shares of the Company’s common stock received upon conversion of the Preferred Stock held by the CD&R Stockholders. The CD&R Stockholders also have customary piggyback registration rights and may request that the Company include their registrable securities in certain future registration statements or offerings of common stock by the Company. These registration rights will terminate when the CD&R Stockholders no longer own any registrable securities or Preferred Stock.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS WITH RELATED PERSONS

Our finance and legal departments are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, and/or certain of our shareholders or their immediate family members are participants to determine whether any of these related parties had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and named executives a written questionnaire which includes questions intended to elicit information about any related person transactions. Pursuant to the Company’s written contract review policy, approved by our Board, all agreements covered by this policy with “Related Persons,” as that term is defined pursuant to Item 404(a) of SEC Regulation S-K, must be submitted for review and approval by the Audit Committee. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, independent registered public accounting firm, has been our auditor since 1997 and has advised us that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries. It is expected that a representative of such firm will (i) attend the 2021 Annual Meeting of Shareholders, (ii) have an opportunity to make a statement if they desire to do so, and (iii) be available to respond to appropriate questions.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the 2021 Annual Meeting of Shareholders, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, including the financial statements and schedules but excluding certain exhibits, will be made available without charge to interested shareholders upon written request to us.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our 2022 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Securities Exchange Act of 1934. To be eligible for inclusion in the proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by our Corporate Secretary no later than September 17, 2021. In accordance with our Bylaws, any shareholder proposal submitted other than for inclusion in the proxy materials for that meeting must be delivered to us no earlier than October 22, 2021 and no later than November 21, 2021, or such proposal will be considered untimely. This notice must contain the information required by our Bylaws.

By Order of the Board of Directors

ROSS D. COOPER, Secretary

Herndon, Virginia

January 15, 2021

Annual Meeting of Beacon Roofing Supply, Inc. to be held on Friday, February 19, 2021 for Holders as of December 22, 2020 This proxy is being solicited on behalf of the Board of Directors Please separate carefully at the perforation and return just this portion in the envelope provided. Date: February 19, 2021 Time: 8:00 a.m. ET Place: Beacon’s Corporate Headquarters 505 Huntmar Park Drive Herndon, VA, 20170 Annual Meeting of Beacon roof ing supply , INC. Please make your marks like this: Use dark black pencil or pen only The Board of Directors recommends a vote FOR all nominees for director listed in proposal 1 and FOR proposals 2 and 3. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. All votes must be received by 11:59 p.m. ET on February 18, 2021 All votes from 401(k) Plan or Shareworks participants must be received by 11:59 p.m. ET on February 16, 2021 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on February 19, 2021: The Proxy Statement and 2020 Annual Report are available at www.proxydocs.com/BECN. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR www.proxypush.com/BECN • Cast your vote online. • View Meeting Documents. • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. 866-859-2136 INTERNET TELEPHONE VOTE BY: Call Go To Beacon Roofing Supply, Inc. 01 Philip W. Knisely 02 Julian G. Francis 03 Carl T. Berquist 04 Barbara G. Fast 05 Richard W. Frost 06 Alan Gershenhorn 07 Robert M. McLaughlin 08 Neil S. Novich 09 Stuart A. Randle 10 Nathan K. Sleeper 11 Douglas L. Young Directors Recommend For For For For For For For For For For For For Withhold 1: Election of 11 members to our Board of Directors to hold office until the 2022 Annual Meeting of Shareholders or until their successors are duly elected and qualified (Proposal No. 1); Please sign exactly as your name(s) appear hereon. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please Sign Here Please Date Above Please Sign Here Please Date Above Authorized Signatures - This section must be completed for your instructions to be executed. 2: To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021 (Proposal No. 2); For 3: To approve the compensation for our For named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying proxy statement on a non-binding, advisory basis (Proposal No. 3); and 4: The transaction of such other business as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof. PROXY TABULATOR FOR P.O. Box 8016 Cary, NC 27512-9903 For Against Abstain

The undersigned appoints Julian G. Francis and Frank A. Lonegro (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Beacon’s Corporate Headquarters, 505 Huntmar Park Drive, Herndon, VA, 20170, on Friday, February 19, 2021 at 8:00 a.m. ET and all adjournments and postponements thereof. The undersigned hereby acknowledges receipt of (i) the Company’s 2020 Annual Report, (ii) the proxy statement and (iii) the Notice of Annual Meeting of Shareholders dated January 15, 2021. This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director listed in proposal 1 and “FOR” proposals 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. This card will also be used to provide voting instructions to the trustee for any shares of common stock held in the Beacon stock fund under the Beacon 401(k) Plan and voting instructions for any shares of common stock held on the Shareworks platform. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card or vote by telephone or Internet. (Continued and to be signed on reverse side) To attend the meeting and vote your shares in person, please mark this box. Please separate carefully at the perforation and return just this portion in the envelope provided. Proxy — Beacon Roofing Supply, Inc. 505 huntmar Park Dr., Suite 300, Herndon, va 20170 Annual Meeting of Shareholders February 19, 2021, 8:00 a.m. ET This Proxy is Solicited on Behalf of the Board of Directors